UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Owens Corning

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NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Thursday, April 16, 2020

10 a.m. Eastern Time

At the Offices of Jones Day

250 Vesey Street

New York, New York 10281

HOW TO VOTE

Most stockholders have a choice of voting on the Internet, by telephone or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote on the Internet or by telephone, you do not need to return your proxy card.

ANNUAL MEETING AND ADMISSION

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Owens Corning on behalf of the Company of proxies to be voted at the 2020 Annual Meeting and at any adjournment or postponement thereof. On or about March 13, 2020, we began distributing these proxy materials to stockholders. Only stockholders who are eligible to vote at the Annual Meeting will be admitted to the Annual Meeting. Stockholders must present a form of current, government-issued, personal photo identification to be admitted. If your shares are held in the name of a bank, broker or other holder of record, you also must present a brokerage statement or other proof of ownership on the record date to be admitted.

HELP US REDUCE PRINTING AND MAILING COSTS

If you share the same last name with other stockholders living in your household, you may receive only one copy of our Notice of Annual Meeting and Proxy Statement and accompanying documents. Please see the response to the question “What is ‘householding’ and how does it affect me?” in the Questions and Answers About the Annual Meeting and Voting section for more information on this stockholder program that eliminates duplicate mailings.

OWENS CORNING

One Owens Corning Parkway

Toledo, Ohio 43659

Notice of Annual Meeting of Stockholders

TIME AND DATE:	10:00 a.m., Eastern Time on Thursday, April 16, 2020

PLACE:	Jones Day 250 Vesey Street New York, New York 10281

PURPOSE:

1.        To elect the ten director nominees listed in the accompanying proxy statement.

2.        To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020.

3.        To approve, on an advisory basis, named executive officer compensation.

4.        To approve the Amended and Restated Owens Corning Employee Stock Purchase Plan.

5.        To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

RECORD DATE:	You can vote if you were a stockholder of record at the close of business on February 18, 2020.

ANNUAL REPORT:	Our Annual Report for the Fiscal Year Ended December 31, 2019 (“2019 Annual Report”) is enclosed with these materials as a separate booklet.

PROXY VOTING:

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares on the Internet, by telephone or by completing and returning your proxy or voting instruction card. See details under the heading “How do I vote?” in the Questions and Answers About the Annual Meeting and Voting section.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 16, 2020: The Notice of Annual Meeting and Proxy Statement and 2019 Annual Report are available at https://materials.proxyvote.com/690742.

As part of our contingency planning regarding the coronavirus (or COVID-19), we are preparing for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance through a public filing with the Securities and Exchange Commission, and details will be available at www.owenscorning.com/proxy.

By order of the Board of Directors,

Ava Harter

Secretary

Toledo, Ohio

March 13, 2020

COMPANY OVERVIEW

19,000 Employees 33 Countries 3 Segments $7.2B Net Sales

Owens Corning is a global building and industrial materials leader that manufactures and delivers a broad range of high-quality insulation, roofing, and fiberglass composite materials. Its insulation products conserve energy and improve acoustics, fire resistance and air quality in the spaces where people live, work and play. Its roofing products and systems enhance curb appeal of people’s homes and protect homes and commercial buildings alike. Its fiberglass composites make thousands of products lighter, stronger and more durable. In short, the Company provides innovative products and solutions that deliver a material difference to its customers and, ultimately, makes the world a better place.

Owens Corning is comprised of three integrated businesses – Insulation, Roofing, and Composites – that leverage commercial strength, material science innovation, manufacturing technologies, a global footprint and scale, as well as safety and sustainability expertise across the enterprise. The Company aims to capitalize on its market-leading positions and innovative technologies to deliver substantial free cash flow and sustainable shareholder value. The business is global in scope, with operations in 33 countries, and human in scale, with 19,000 employees and longstanding, local relationships with its customers and communities. Based in Toledo, Ohio, Owens Corning posted 2019 net sales of $7.2 billion. It has been a Fortune 500® company for 65 consecutive years.

Doing Business in a Sustainable Way

        Owens Corning leadership puts sustainability at the heart of the Company’s operations and long-term goals. Its guiding aspiration is to be a net-positive company, where its handprint (the positive impacts of its people and products) exceeds its footprint. This is critical to the Company’s long-term strategy and business success. Recently, the Company issued its 2030 sustainability goals, its most ambitious to date, which will guide its work in the next decade. The Company’s new long-term goals go beyond operations and require the engagement of the entire company. The Company is targeting to double the positive impact of its products, halve the negative impact of its operations, eliminate injuries and improve the quality of life for its employees and their families, advance its inclusion and diversity efforts, and have a positive impact on its communities. Some goals specifically address growing concerns, such as ensuring responsible use of water and reducing greenhouse gas emissions. The goals also focus on identifying needed innovations, like establishing growth-enabling circular economy business models for its products, designing for reuse and recycling, and understanding the full impact of its operations and supply chain on biodiversity.

Owens Corning began its sustainability journey nearly two decades ago and reporting each year on its progress is an important part of its ongoing commitment to transparency and impact. Informed by insights from key stakeholders, the Company’s reporting has evolved over time and is currently prepared in accordance with the Global Reporting Initiative (“GRI”) Standards: Comprehensive option. Additional disclosures address significant issues related to the Carbon Disclosure Project (“CDP”), Dow Jones Sustainability Index, United Nations Sustainable Development Goals, United Nations Communication on Progress, and other stakeholders requests. The Company’s 2019 Sustainability Report will include additional key disclosures recommended by the Sustainability Accounting Standards Board (“SASB”) and the Task Force on Climate-related Financial Disclosures (“TCFD”). This approach enables the Company to provide an integrated, comprehensive view of its sustainability and social responsibility commitments, progress, and impact.

More information about sustainability at Owens Corning, including details on the complete set of 2030 Sustainability Goals, can be found at https://www.owenscorning.com/corporate/sustainability.1

[1]	The information on our website, including our Sustainability Report, is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

Building a Strong Company Focused on Key Operating Priorities

Owens Corning puts shareholders’ interests at the forefront by focusing on three key operating priorities – accelerate organic growth, drive improved operating efficiencies, and generate strong free cash flow – all designed to create greater shareholder value. In 2019, the Company made progress against these priorities and is well-positioned to build on its success in 2020.

Accelerate Organic Growth

Owens Corning’s expertise in engineered materials helps create high-quality, valuable products that are relevant to its customers. Customers are demanding products and solutions that are more energy efficient, safer, and easier to install as well as being made from or supporting renewable energy. The Company partners with customers to develop innovative solutions and Owens Corning is well-positioned to capture organic revenue growth and capitalize on positive secular trends, such as energy efficiency, renewable energy and infrastructure investment.

Drive Improved Operating Efficiencies

Owens Corning is committed to improving its productivity and efficiencies at every level of the Company while ensuring the high quality of its products and service to its customers. At the enterprise level, the Company continuously focuses on standardized work practices, automation, and process improvements that have resulted in a more efficient approach to its operations. Employees are continuously rethinking every aspect of their work to add greater value to shareholders. At the plant level, the Company has adopted advanced manufacturing technologies that impact efficiency, and ultimately, cost structure. The Company is also on a “march to zero” – with a goal of zero accidents, zero defects, and zero losses. To meet this ambition for all its plants, the Company has implemented a systematic management approach called Total Productive Maintenance (“TPM”). TPM is a comprehensive management system that emphasizes proactive and preventative activities to maintain, operate and improve production as well as creates a culture of safety, quality, and productivity. It’s essentially about transforming people, processes and results, including improved operating efficiencies.

Generate Strong Free Cash Flow

Owens Corning is committed to generating strong free cash flow for the benefit of shareholders and other key stakeholders. The Company is focused on strong working capital management and disciplined capital investments that support organic growth and productivity initiatives. When making capital allocation decisions, the Company has prioritized the repayment of its term loan and payment of dividends, followed by share repurchases.

In 2019, the Company returned $143 million to its shareholders through dividends and share repurchases. The Board of Directors recently declared a quarterly cash dividend of $0.24 per share. This latest quarterly dividend represents an increase of 9% from the previous quarter and a 50% increase since the Company began paying quarterly dividends in 2014.

Financial Results

Through these initiatives and a disciplined financial strategy, the Company strives to capitalize on its financial strength and improve total shareholder return, including profit growth, free cash flow generation, and improvement in the resilience of our performance through the cycle. The Company’s long-term capital allocation strategy also focuses on increasing shareholder return by ensuring a strong, investment-grade balance sheet; maintaining safe, sustainable, and productive operations; investing in targeted growth opportunities; and returning excess capital to shareholders.

Developing High-Performing Teams to Execute on Company Commitments

None of this would be possible without high-performing teams that are diverse, engaged, capable and aligned with the Company’s goals in both the short- and long-term.

The safety and health of employees, at work and in their personal lives, is a top priority. Owens Corning maintains safety programs focused on identifying hazards and eliminating risks that can lead to severe injuries and procedures with the goal of eliminating injuries. And, with its comprehensive Healthy Living platform, the Company provides a total employee well-being solution designed to drive sustainable, long-term change, improve the health and lives of employees, and strengthen the culture and work experience.

Owens Corning also maintains programs that foster gender and ethnic diversity as well as equality within its workforce, so its employees feel valued and appreciated for the distinct voices they bring to the team. The Company performs a pay equity review every other year with the assistance of a third-party vendor. These reviews include a robust, statistical analysis of pay equity across most of its global salaried workforce. Consistent with our commitment to “equal pay for equal work,” we remediate all identified and substantiated pay gaps through pay increases. Further, the Company has implemented processes and policies to avoid inheriting unequal pay bias of prior employers.

Lastly, Owens Corning employees contribute service hours to boards, special causes and nonprofit organizations in the communities where they live and operate. These programs enable the Company’s employees to connect with the community, further improve its reputation locally and globally, and instill a sense of pride in the workforce.

On the Right Path

Owens Corning is a recognized leader on environmental, governance and social issues. This record of continued achievement demonstrates a commitment to sustainability that is both long-term and embedded in the Company’s culture. It’s also recognition that the Company is on the right path. Select awards and honors earned by Owens Corning include:

Ranked #1 for the 7th consecutive year in the Building Products Group	Earned the following ISS scores in 2019: Environmental: 1 Social: 1 Governance: 2

Included in CDP’s “A List” for climate change and water for 2019	Obtained a perfect score on 2020 Corporate Equality Index for the 16th consecutive year

Ranked 1st among 100 Best Corporate Citizens in 2019	Recognized by Ethisphere as 1 of only 4 honorees in the Construction and Building Materials Industry

Earned “Gold Class” score in 2020 for the 7th consecutive year	First company in the U.S. industrials sector to issue a green bond

PROPOSAL 1

ELECTION OF DIRECTORS

Information Concerning Directors

Currently, the Board of Directors (the “Board”) of Owens Corning (“Owens Corning,” the “Company,” “we,” “us,” or “our”), a Delaware corporation, consists of 11 directors whose terms expire at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”).

On December 5, 2019, Michael H. Thaman, Executive Chairman of Owens Corning, advised the Board that he will retire from the Company upon expiration of his term of service at the Annual Meeting, and, as such, he has not been nominated for re-election at the Annual Meeting. Effective as of the Annual Meeting, the then-current size of the Board of Directors will be reduced by one. Our Board has nominated the remaining ten directors for election at the Annual Meeting.

Board Structure

•	The Board is fully declassified and all directors stand for re-election for one-year terms; and

•

The Company’s bylaws provide for majority voting in uncontested director elections, with a resignation requirement for directors not elected by a majority vote. Directors will be elected by a majority of votes cast at the Annual Meeting. Each person elected at the Annual Meeting will serve until the Annual Meeting of Stockholders in 2021 and until his/her successor is duly elected and qualified.

Your proxy will vote for each of the ten nominees unless you specifically vote against any of the nominees or abstain from voting with respect to a director’s election. Pursuant to our bylaws, majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. “Votes cast” shall include votes against a director and shall exclude abstentions and broker non-votes with respect to a director’s election. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee of the Board of Directors who would be unable to serve if elected.

Director Qualifications, Skills and Experience

Pursuant to the Corporate Governance Guidelines adopted by our Board of Directors, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of Owens Corning’s business environment, and willingness to devote adequate time and effort to Board responsibilities. The Board of Directors believes that each of the current directors and nominees for director exhibit these characteristics.

Our Director nominees have experience in various roles, and they include current and former CEOs, CFOs, consultants, investment professionals and other executives. Many possess experience as directors, having served on the boards and board committees of public or private companies. The Director nominees have experience in a variety of industries, including manufacturing, financial, professional services, and others. Furthermore, the nominees collectively possess a broad array of skills that the Board has deemed relevant to the Company’s strategy.

Set forth below in the Board of Directors Skill Matrix and with each director’s biographical information is a description of the principal experience, qualifications, attributes or skills that led the Board to the conclusion that such individuals should serve as Owens Corning directors.

Board of Directors Skill Matrix

Provided below in a Board of Directors Skill Matrix is a summary of each Director nominee’s skills and experience. The categories included in the Matrix are tied to the Company’s strategy, and the goal is that the directors collectively possess qualities that facilitate their effective oversight of the Company’s strategic plans. While the matrix is useful for determining the collective skills of the Board as a whole, it is not a comparative measure of the value of directors; a director with more focused experience could nonetheless contribute broadly and effectively.

The chart below identifies the principal skills that the Governance and Nominating Committee considered for each director when evaluating the director’s experience and qualifications to serve as a director. Each mark ● indicates an experiential strength that was self-selected by each director. Additional information about the director’s background and business experience is provided below.

	CHAMBERS	CORDEIRO	ELSNER	FERGUSON	HAKE	LONERGAN	MANNEN	MORRIS	NIMOCKS	WILLIAMS

Public Company Management Experience as an executive officer of a public company or a significant subsidiary, division or business unit.	●	●	●	●	●	●	●			●

Financial Would meet definition of audit committee financial expert if serving on Audit Committee.	●	●	●	●	●	●	●	●		●

Manufacturing Experience in or management responsibility for a company that is primarily engaged in the manufacture of goods.	●	●	●	●	●	●	●			●

Global Business Experience working in a globally distributed business and knowledge of different cultural, political and regulatory requirements.	●	●	●	●	●	●	●		●	●

Marketing Experience in or management responsibility for significant marketing and/or sales operations	●	●	●		●	●				●

Strategy / Corporate Development Experience in or management responsibility for developing business strategies or pursuing mergers, acquisitions, divestitures or joint ventures.	●	●	●	●	●	●	●	●	●	●

Technology / Innovation Experience in or management responsibility for devising, introducing or implementing new technologies, products, services, processes or business models.	●	●	●	●	●	●		●	●	●

Public Policy / Regulatory Experience in or management responsibility for defining, influencing, or complying with public policy, legislation or regulation.	●		●	●	●	●		●		●

Sustainability Experience in or management responsibility for furthering sustainable business practices that address environmental, social or ethical issues.	●	●	●		●	●	●		●	●

Diversity Diverse in terms of gender or ethnicity.		●	●				●	●	●

The Board of Directors recommends that you vote FOR each director nominee named in Proposal 1.

Nominees for Election as Directors for a Term Expiring at the Annual Meeting of Stockholders in 2021

BRIAN D. CHAMBERS, 53 Director Since 2019

Mr. Chambers is the President and Chief Executive Officer at Owens Corning. Mr. Chambers was appointed to his current role in April 2019. He previously served in a number of senior leadership roles at the Company, including President and Chief Operating Officer since August 2018, President of the Roofing business since 2014, Vice President and General Manager of Roofing since 2013, and Vice President and Managing Director for engineered solutions in the Composites business from 2011 to 2013. In total, Mr. Chambers has over 16 years of leadership experience with Owens Corning. He also held a number of commercial and operational roles outside Owens Corning at Saint Gobain, Honeywell and BOC Gases. Mr. Chambers is a member of the Business Roundtable and serves on the Policy Advisory Board of the Joint Center for Housing Studies of Harvard University.

Director Qualifications: The Board believes that Mr. Chambers’ strong leadership skills, extensive business experience and knowledge of the Company’s products and customers, as well as its risk management processes, are of tremendous value to the Board. This experience and knowledge qualifies Mr. Chambers to provide insight to the Board on Owens Corning’s operations, sales, marketing and business strategy.

EDUARDO E. CORDEIRO, 52 Director Since 2019

Mr. Cordeiro served as Executive Vice President, Chief Financial Officer at Cabot Corporation, a global specialty chemicals and performance materials company, from 2009 to 2018. He also served as President of the Americas region from 2014 to 2018. During his 20-year tenure at Cabot Corporation, he held several corporate, business and executive management positions, including Vice President of Corporate Strategy and General Manager of its Fumed Metal Oxides and Supermetals businesses. Prior to his career at Cabot, Mr. Cordeiro was a consultant with The Boston Consulting Group and a founding partner of The Economics Resource Group. He has also served on the Board of Directors of FMC Corporation since 2011 and chaired its Audit Committee since 2014.

Public Company Directorships in the Last Five Years:

FMC Corporation (2011 - present)

Director Qualifications: Mr. Cordeiro brings to the Board, among other skills and qualifications, experience in a complex global industrial business focused on chemicals and specialty materials. He held corporate, business and executive management roles in a global public company, Cabot Corporation, most recently serving as the Chief Financial Officer and President, Americas. Mr. Cordeiro also has experience in serving as Director and Chair of the Audit Committee for FMC Corporation. Mr. Cordeiro’s experience enables him to provide valuable insights to the Board regarding finance, global business strategy, materials manufacturing and materials markets.

ADRIENNE D. ELSNER, 56 Director Since 2018

Ms. Elsner currently serves as President, Chief Executive Officer and Director of Charlotte’s Web Holdings, Inc., a leader in hemp-derived CBD extract products. From 2015 to 2018, she served as President, U.S. Snacks, Kellogg Company, a manufacturer and marketer of convenience foods. From 1992 to 2015, Ms. Elsner served in a number of increasingly senior positions, including Executive Vice President, Chief Marketing Officer with Kraft Foods, Inc., a multinational confectionery, food and beverage conglomerate. She has served on the board of the Ad Council as well as the Museum of Science and Industry in Chicago. Ms. Elsner was recognized as being among the Forbes 50 Most Influential Global CMOs in 2014.

Public Company Directorships in the Last Five Years:

Charlotte’s Web Holdings, Inc. (2019 – present)

Director Qualifications: Ms. Elsner brings to the Board, among other skills and qualifications, experience in business, marketing and product innovation. Ms. Elsner has experience as CEO of a public company and leading sizeable domestic and international business units of large public companies. Her leadership roles at Charlotte’s Web, Kellogg Company and Kraft Foods, Inc. enable Ms. Elsner to make contributions to the Board in the areas of management, business strategy, strategic marketing, finance and innovation. Ms. Elsner’s extensive experience overseeing financial processes and understanding of finance led to her designation as an “audit committee financial expert.”

J. BRIAN FERGUSON, 65 Director Since 2011

Mr. Ferguson retired from his position as Executive Chairman of Eastman Chemical Company, a global chemical company engaged in the manufacture and sale of a broad portfolio of chemicals, plastics and fibers, at the end of 2010, having retired as Chief Executive Officer of Eastman in May 2009. He became Chairman and Chief Executive Officer of Eastman in January 2002. He joined Eastman in 1977 and led several of its businesses in the U.S. and Asia. He currently serves on the board of Phillips 66. Mr. Ferguson is also the retired chairman of the American Chemistry Council. Mr. Ferguson formerly served on The University of Tennessee Board of Trustees and NextEra Energy, Inc.

Public Company Directorships in the Last Five Years:

Phillips 66 (2014 - present)

Director Qualifications: Mr. Ferguson brings to the Board, among other skills and qualifications, leadership experience at Eastman Chemical Company, which culminated in his service as Chief Executive Officer and as Executive Chairman. Additionally, he has served on the boards of other publicly traded companies. He has experience in international business, industrial operations, strategic planning and capital raising strategies, as well as in executive compensation and corporate governance. Mr. Ferguson’s extensive financial management experience led to his designation as an “audit committee financial expert.”

RALPH F. HAKE, 71 Director Since 2006

Mr. Hake retired as Chairman and Chief Executive Officer of the Maytag Corporation, a manufacturer of home and commercial appliances, in 2006. Prior to joining Maytag, Mr. Hake was Executive Vice President and Chief Financial Officer of Fluor Corporation, a $10 billion engineering and construction company. Mr. Hake also served in executive positions at Whirlpool Corporation. Prior to joining Whirlpool, Mr. Hake served in various corporate strategic and financial positions at the Mead Corporation of Dayton, Ohio. Mr. Hake also served on the Board of Directors of the National Association of Manufacturers and was Chairman of the group’s taxation and economic policy group.

Public Company Directorships in the Last Five Years:

Exelis, Inc. (2011-2015)

Director Qualifications: Mr. Hake brings to the Board, among other skills and qualifications, leadership experience with manufacturing companies. He has served in senior financial and management roles as well as in leadership positions on the boards of other diversified public companies. His experience at public companies has provided Mr. Hake with extensive knowledge in governance, finance, manufacturing and operations and enables him to make significant contributions to the Board.

EDWARD F. LONERGAN, 60 Director Since 2013

Mr. Lonergan has served as Executive Chairman of Zep Inc., an international provider of maintenance and cleaning solutions to the commercial, industrial, institutional and consumer markets since July 2015. He served as Chairman and interim Chief Executive Officer from August 2016 to March 2017. Prior to joining Zep Inc., Mr. Lonergan served as Director, President and Chief Executive Officer of Chiquita Brands International, Inc., a leading international grower, distributor and marketer of fresh and value-added food products from October 2012 until the privatization of the company in January 2015. He served as Director, President and Chief Executive Officer of Diversey, Inc., a leading global provider of sustainable cleaning, sanitation and hygiene solutions, from February 2006 through the sale of the company to Sealed Air Corporation in October 2011. Prior to Diversey, Mr. Lonergan served as President, Europe for Gillette from May 2002 to January 2006. Between 1981 to April 2002, he held a variety of leadership positions both domestically and internationally at the Procter & Gamble Company, including general management roles in customer business development and in emerging markets. He currently serves as a Senior Advisor at New Mountain Capital, as Chairman of DRB Systems, Inc., and on the board of Socati Corp. He was a Board member of The Schwan Food Company from October 2014 through its sale in March 2019.

Public Company Directorships in the Last Five Years:

Chiquita Brands International, Inc. (2012 - 2015)

Director Qualifications: Mr. Lonergan brings international experience at public and private companies in various sectors, including significant leadership experience as the current Executive Chairman of Zep, Inc. and the former Chief Executive Officer of Chiquita Brands International and Diversey. He possesses extensive knowledge of global business operations, global manufacturing, strong strategic and financial management expertise, and a keen understanding of both the Business to Business and consumer products industries.

MARYANN T. MANNEN, 57 Director Since 2014

Maryann T. Mannen has served as Executive Vice President and Chief Financial Officer of TechnipFMC (a successor to FMC Technologies, Inc.), a global leader in subsea, onshore/offshore, and surface projects for the energy industry, since January 2017. From March 2014 to January 2017, she served as Executive Vice President and Chief Financial Officer of FMC Technologies, Inc. As Chief Financial Officer, she is responsible for overall financial management of TechnipFMC, its financial reporting and transparency, and for multiple corporate functions. Before being appointed to her current role, Ms. Mannen served as Senior Vice President and Chief Financial Officer from 2011 to early 2014. She previously served as Treasurer, Vice President and Deputy Chief Financial Officer. Before joining FMC Technologies, Inc. in 1986, Ms. Mannen served as Finance Manager for Sheller-Globe Corporation. She currently serves as Secretary of the Cynthia Woods Mitchell Pavilion Board of Directors and is a member of its Executive and Finance Committees. She is also currently on the Finance Committee of the Board of The Awty International School.

Director Qualifications: Ms. Mannen has leadership experience in finance, operations and management. Her well-rounded management experience at a global, publicly traded, energy sector manufacturer, particularly in her current role as Chief Financial Officer, enables her to contribute important insights regarding international business strategy, risk management and finance. Ms. Mannen’s financial management experience and extensive knowledge of accounting led to her designation as an “audit committee financial expert.”

W. HOWARD MORRIS, 59 Director Since 2007

Mr. Morris has been President and Chief Investment Officer of The Prairie & Tireman Group, an investment partnership, since 1998. Mr. Morris was formerly Emergency Financial Manager, Inkster, Michigan Public Schools, from 2002 to 2005, and Chief Financial Officer, Detroit, Michigan Public School District, from 1999 to 2000. He is a Certified Public Accountant and Chartered Financial Analyst.

Director Qualifications: Mr. Morris brings to the Board, among other skills and qualifications, experience in auditing, finance and investments. Mr. Morris’ experience as Chief Investment Officer of an investment partnership, his experience as a Certified Public Accountant, Chartered Financial Analyst and his knowledge of finance led to his designation as an “audit committee financial expert.”

SUZANNE P. NIMOCKS, 61 Director Since 2012

Ms. Nimocks was formerly a Director (Senior Partner) with McKinsey & Company, a global management consulting firm, from June 1999 to March 2010, and was with the firm in various capacities since 1989, including as leader of the firm’s Global Petroleum Practice, Electric Power & Natural Gas Practice, as well as the Global Organization Practice. Ms. Nimocks served on several of the firm’s worldwide personnel committees for many years and formerly served as the Houston Office Manager.

Ms. Nimocks currently serves on the boards of Ovintiv Inc. (formerly known as Encana Corporation), Valaris plc (formerly known as Ensco Rowan Plc.) and ArcelorMittal. She is also a Trustee for the Texas Children’s Hospital and serves on the board of the Houston Zoo. Ms. Nimocks is a former board member of the Greater Houston Partnership, United Way of the Texas Gulf Coast and the American Heart Association, and a former trustee of the St. John’s School in Houston.

Public Company Directorships in the Last Five Years:

Ovintiv Inc. (formerly known as Encana Corporation) (2009 - present)

Valaris plc (formerly known as Ensco Rowan Companies Plc.) (2010 - present)

ArcelorMittal (2011 - present)

Director Qualifications: Ms. Nimocks brings to the Board, among other skills and qualifications, experience in a global management consulting firm, focusing on strategic planning, corporate finance and risk management. Ms. Nimocks also has extensive experience in serving as a director of other global public companies in various sectors.

JOHN D. WILLIAMS, 65 Director Since 2011

Mr. Williams has served as President and Chief Executive Officer, and Director of Domtar Corporation, a manufacturer of fiber-based products including communication papers, specialty and packaging papers and absorbent hygiene products, since joining the company in 2009. From 2000 to 2008, Mr. Williams served in senior executive positions with SCA Packaging Ltd. and SCA Packaging Europe, among Europe’s largest producers of containerboard paper used for the manufacturing of corrugated box products. During this period, he served as President of SCA Packaging Europe, from 2005 to 2008, and as regional managing director for the company’s U.K. and Ireland operations from 2000 to 2005. Prior to joining SCA Packaging, Mr. Williams held a number of increasingly senior positions in sales, marketing, management and operations with Rexam PLC; Packaging Resources, Inc.; Huhtamaki; Alberto Culver (U.K.) Ltd.; and MARS Group. Since April 2018, Mr. Williams has been a director of Form Technologies, Inc., a privately-held leading global group of precision component manufacturers, based in Charlotte, North Carolina; he has been also non-executive chair of the board of directors since January 2019.

Public Company Directorships in the Last Five Years:

Domtar Corporation (2009 - present)

Director Qualifications: Mr. Williams brings to the Board, among other skills and qualifications, significant leadership experience as President and Chief Executive Officer of Domtar Corporation, a large publicly traded manufacturer and previously as a senior executive in the European packaging industry. He has experience in international business, manufacturing, management, operations, sales and marketing.

Directors Retiring at the Annual Meeting

MICHAEL H. THAMAN, 56 Director Since 2006

Mr. Thaman has served as Owens Corning’s Executive Chairman since April 2019 and will be retiring as Executive Chairman after the 2020 Annual Meeting of Stockholders. He has been the Company’s Chairman since 2002. Mr. Thaman joined Owens Corning in 1992 and held a variety of senior leadership positions, including Chief Executive Officer from 2007 to 2019, Chief Financial Officer beginning in 2000, President of the Exterior Systems Business beginning in 1999 and President of the Engineered Pipe Systems Business beginning in 1997. Prior to joining Owens Corning, Mr. Thaman was Vice President in the New York office of Mercer Management Consulting, a strategy consulting firm. Mr. Thaman is a member of the boards of The Sherwin-Williams Company and Kohler Co.

Governance Information

CORPORATE GOVERNANCE PRACTICES AND HIGHLIGHTS

Board Structure

•	90% of the director nominees are independent

•	100% independent Audit, Compensation, Finance, and Governance and Nominating Committees

•	Lead Independent Director with robust and defined responsibilities

•	Board access to senior management and independent advisor

•	Executive sessions of independent directors at every regular Board and Committee meeting

Board Composition

•	50% gender and ethnic diversity among director nominees

•	Additions of six new independent directors since 2012, five of which increased gender or ethnic diversity

•	Two women occupy Board leadership positions (Chair of Audit Committee and Chair of Finance Committee)

Stockholder Rights and Engagement

•	Members of the Board of Directors elected annually

•	Majority vote standard in uncontested director elections with mandatory resignation requirement

•	Robust stockholder outreach program

•	No stockholder rights plan

•	Annual advisory vote on named executive officer compensation

Policies and Practices

•	Clawback, anti-hedging and anti-pledging policies

•	Annual Board, Chairman/CEO, Committee evaluation process and review of management succession

•	Robust stock ownership guidelines:

-     Directors: 5 times maximum annual cash retainer

-     CEO: 6 times base salary

-     Other named executive officers: 3 times base salary1

•	Overboarding policy

•	Mandatory director retirement age of 73

•	Global Code of Conduct for employees, officers and directors

1 Does not include individuals holding an interim position.

Other Highlights

•	Earned placement in the Dow Jones Sustainability World Index for the tenth year in a row

•	Ranked #1 for seven years consecutively in the Building Products Group of the DJSI World Index

•	Earned “Gold Class” score in 2020 from RobecoSAM as one of the world’s most sustainable companies for the seventh consecutive year

•	Obtained a perfect score on the Human Rights Campaign’s 2020 Corporate Equality Index

•	Recognized as one of the “2020 World’s Most Ethical Companies” by Ethisphere Institute

•	Ranked 1st among the 100 Best Corporate Citizens in 2019 by Corporate Responsibility Magazine

•	Included in CDP’s “A-List” for climate change and water during 2019

Director Retirement, Refreshment and Succession

Pursuant to the Corporate Governance Guidelines, the mandatory retirement age for directors is 73. A director who has attained age 73 may continue to serve as a director until the next succeeding Annual Meeting of Stockholders.

Per its charter, the Governance and Nominating Committee is responsible for reviewing with the Board the appropriate skills and characteristics of Board members in the context of the current make-up of the Board. The Governance and Nominating Committee makes recommendations to the Board regarding size and composition, reviews the suitability of directors for continued service and is responsible for responding to any concerns of directors relating to the performance of the Board. As part of its refreshment process, the Board seeks to attain a healthy mixture of tenures, including both longer and shorter tenured directors, which can provide a balance of fresh ideas alongside experience through the business cycle.

The Governance and Nominating Committee also makes recommendations to the Board regarding the size, composition and leadership of each standing committee of the Board and recommends individual directors to fill any vacancy that might occur on a committee.

Since 2012, six new non-management directors have been added to the Board, five of which increased gender or ethnic diversity.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines which, in conjunction with our Certificate of Incorporation, bylaws and Board committee charters, form the framework for our corporate governance. The Governance and Nominating Committee reviews the Corporate Governance Guidelines periodically and makes revisions, as necessary. The Corporate Governance Guidelines are published on our website at http://www.owenscorning.com and will be made available in print upon request by any stockholder to the Secretary of the Company.

Board Leadership

Pursuant to the Corporate Governance Guidelines, the Board has the authority to select its Chairperson based on its collective best judgment as to the candidate best suited to meet the Company’s needs at a given time. Currently, Michael H. Thaman serves as Owens Corning’s Chairman of the Board (“Chairman”) and John D. Williams, a non-management director, serves as lead independent director (“Lead Independent Director”) of the Board.

On December 5, 2019, the Company announced the planned transition to a new Chairman, Brian D. Chambers. Mr. Chambers, currently President and Chief Executive Officer, will succeed Mr. Thaman, who announced his retirement as Chairman effective after the Annual Meeting in 2020.

Current Leadership Structure

Mr. Thaman’s tenure as Executive Chair allowed for an orderly transition of CEO duties to Mr. Chambers, who assumed the chief executive role from Mr. Thaman in April 2019. Mr. Thaman’s breadth of board management experience and executive knowledge has helped the Board meet its responsibilities, and he has served as a valuable mentor and advisor to Mr. Chambers. Throughout this transitionary period, Mr. Williams has remained in his role as Lead Independent Director, providing stability and independent leadership.

Future Leadership Structure

Following the Annual Meeting, Mr. Chambers will serve as Chairman, President and CEO. The Board determined that recombining the Chairman and CEO positions allowed clear and consistent leadership on critical strategic objectives and enabled a consistent flow of information for the Board’s oversight of risk. The Board’s prior experience working with Mr. Chambers as President and CEO strongly supported its conclusion that the Company and its shareholders would be best served with Mr. Chambers leading Owens Corning as its Chairman and CEO. The Board also considered that the combined Chairman and CEO role, complemented by a strong Lead Independent Director position, has proven to be an effective leadership structure at Owens Corning.

Mr. Williams will retain the position of Lead Independent Director after the Annual Meeting, fulfilling the second year of his current two-year term. The Board of Directors has determined that it was appropriate to have a structure that provided strong leadership among the independent directors of the Board. Mr. Williams has served as Lead Independent Director since April 2015. Mr. Williams has served as director of the Company since 2011 and has experience serving as Chairman of the Audit Committee and Governance and Nominating Committee. Additionally, the Board, which would consist entirely of independent directors other than Mr. Chambers, exercises an independent oversight function. Each of the Board committees is comprised entirely of independent directors. Regular executive sessions of the independent directors are held and each year, an evaluation of the Chairman and CEO in several key areas, is completed by each of the independent directors.

The Board of Directors has complete access to the Company’s management and believes that its ongoing ability to review the leadership structure of the Board and to make changes as it deems necessary and appropriate gives it the flexibility to meet varying business, personnel and organizational needs over time.

Lead Independent Director

The independent directors on our Board of Directors have elected a Lead Independent Director to serve in a lead capacity to coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board of Directors may determine. In February 2019, John D. Williams was re-elected to serve as Lead Independent Director, effective April 2019, for another two-year term.

The responsibilities of the Lead Independent Director, as provided in the Charter of Lead Independent Director for Owens Corning, include:

•	presiding at meetings of the Board in the absence of, or upon the request of, the Chairman;

•	serving as a designated member of the Executive Committee of the Board;

•	presiding over all executive sessions of non-management directors and independent directors and reporting to the Board, as appropriate, concerning such sessions;

•

reviewing and approving Board meeting agendas and schedules in collaboration with the Chairman to ensure there is sufficient time for discussion, recommending matters for the Board to consider and advising on the information submitted to the Board by management;

•

serving as a liaison and supplemental channel of communication between the non-management/independent directors and the Chairman without inhibiting direct communication between the Chairman and other directors;

•	serving as the principal liaison for consultation and communication between the non-management/independent directors and stockholders; and

•	advising the Chairman concerning the retention of advisors and consultants who report directly to the Board.

The Charter of Lead Independent Director for Owens Corning is available on our website at http://www.owenscorning.com. The Board of Directors evaluates its structure and composition annually and believes that having a strong Lead Independent Director with significant leadership responsibilities, as described above, contributes to effective Board leadership for Owens Corning.

Board, Committee, Chairman and CEO Evaluation Process

Each year, the Governance and Nominating Committee facilitates a process to evaluate the effectiveness of the Board, its committees, the Chairman, and the CEO.

The Board and its committees complete self-assessment questionnaires and have individual discussions with the Lead Independent Director to evaluate effectiveness in several areas including composition, structure and processes. The completed questionnaires are summarized by a third party law firm. The non-management directors individually discuss the results with the Lead Independent Director. The Lead Independent Director and

committee chairs then review the evaluation results at the board and committee levels, respectively, in order to discuss and incorporate feedback. The Governance and Nominating Committee utilizes the results of this process to recommend changes to Board processes, to determine critical skills required of prospective director candidates and to make recommendations for committee assignments.

The Governance and Nominating Committee also prepares and circulates evaluations to the independent directors regarding the performance of the Chairman and the CEO in several key performance areas. Non-management directors discuss their feedback on the Chairman and the CEO with the Lead Independent Director. The results of the process are discussed in an executive session of the non-management directors and are also factored into the Compensation Committee’s performance evaluations of the Chairman and the CEO.

Risk Oversight

The Board of Directors oversees the Company’s identification and management of enterprise risks. Some of the Board’s responsibilities for risk oversight have been delegated to its relevant committees. A detailed mapping of risk oversight responsibilities of the Board of Directors and its committees is reviewed regularly by the Board.

Responsibilities of the Board’s Committees

In addition to facilitating oversight of financial risks, the Audit Committee of the Board of Directors also has primary responsibility for facilitating the Board’s oversight of key risks generally. Pursuant to its charter, the Audit Committee’s responsibilities include reviewing annually and receiving periodic updates on the Company’s identification of its key risks, major financial exposures and related mitigation plans.

The Audit Committee is tasked with ensuring that the Board and its committees oversee the Company’s management of key risks and major financial exposures within their respective purviews. The Audit Committee regularly reviews with the Board the mapping of Board and committee responsibilities for risk oversight. The Audit Committee is also responsible for periodically evaluating the effectiveness of risk oversight by the Board and its committees.

The Compensation, Finance and Governance and Nominating Committees of the Board of Directors each review and evaluate risks associated with their respective areas. Each of the Board committees provides reports concerning its respective risk oversight activities to the Board and the Board considers and discusses such reports.

Oversight of Cybersecurity Risk

The Audit Committee receives regular updates on cybersecurity risks from the Company’s Chief Information Officer and reviews how the Company is executing against its comprehensive cybersecurity framework. From time to time, the Audit Committee may receive updates on efforts regarding data loss prevention, regulatory compliance, data privacy, threat and vulnerability management, cyber-crisis management, or other topics, as applicable.

Sustainability Risk Oversight

Both the Audit Committee and the Board of Directors as a whole retain some oversight responsibility for environmental, health and safety risks. In addition, directors are expected to provide oversight, guidance and direction on sustainability issues and opportunities that have potential impact on the reputation and long-term economic viability of the Company.

Risk Management Processes

Owens Corning has a management risk committee (the “Risk Committee”) which is responsible for overseeing and monitoring the Company’s risk assessment and mitigation-related actions. The Risk Committee’s membership has broad-based functional representation, including members from the corporate audit, finance, legal, treasury and business functions. The Risk Committee provides periodic updates to the Company’s executive officers and to the Audit Committee of the Board of Directors concerning risk.

Oversight of Strategy

The Board of Directors oversees the Company’s strategy. The Board performs an annual review of the strategic plans for each major business and for the Company as a whole. Furthermore, in evaluating major investments or other significant decisions, the Board generally considers the Company’s long-term strategic plans and the potential impact on long-term shareholder value.

Communications with Directors

Stockholders and other interested parties may communicate with the Lead Independent Director or any other non-management director by sending an email to non-managementdirectors@owenscorning.com. All such communications are promptly reviewed by the Senior Vice President and General Counsel and/or the Vice President, Internal Audit for evaluation and appropriate follow-up. The Board of Directors has determined that communications considered to be advertisements, or other types of “Spam” or “Junk” messages, unrelated to the duties or responsibilities of the Board, should be discarded without further action. A summary of all other communications is reported to the non-management directors. Communications alleging fraud or serious misconduct by directors or executive officers are immediately reported to the Lead Independent Director. Complaints regarding business conduct policies, corporate governance matters, accounting controls or auditing are managed and reported in accordance with Owens Corning’s existing Audit Committee complaint policy or business conduct complaint procedure, as appropriate.

Director Qualification Standards

Pursuant to New York Stock Exchange listing standards, our Board of Directors has adopted Director Qualification Standards with respect to the determination of director independence that incorporate the independence requirements of the New York Stock Exchange corporate governance listing standards. The standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The full text of our Director Qualification Standards is available on our website at http://www.owenscorning.com. Using these standards, the Board determines whether a director has a material relationship with the Company other than as a director.

Director Independence

With the assistance of legal counsel, the Governance and Nominating Committee reviewed the applicable legal standards for director and Board Committee independence, our Director Qualification Standards, and the criteria applied to determine “audit committee financial expert” status. The Committee also reviewed reports of the answers to annual questionnaires completed by each of the independent directors and of transactions with director affiliated entities. On the basis of this review, the Governance and Nominating Committee delivered recommendations to the Board of Directors and the Board made its independence and “audit committee financial expert” determinations based upon the Committee’s reports and recommendations.

The Board of Directors has determined that 9 of the current 11 directors (amounting to 9 of the 10 director nominees) are independent. Specifically, Directors Cordeiro, Elsner, Ferguson, Hake, Lonergan, Mannen, Morris, Nimocks and Williams are independent under the standards set forth in our Director Qualification Standards and applicable New York Stock Exchange listing standards. The Board of Directors previously determined that Cesar Conde, who retired effective as of the 2019 Annual Meeting of Stockholders, was independent under the standards set forth in our Director Qualification Standards and applicable New York Stock Exchange listing standards during his term of service in 2019. Directors Chambers and Thaman are not independent. The Board of Directors also has determined that all of the directors serving on the Audit, Compensation, and Governance and Nominating Committees are independent and satisfy relevant requirements of the Securities and Exchange Commission (the “SEC”), the New York Stock Exchange, Owens Corning and the respective charters of such committees.

Executive Sessions of Directors

Our Corporate Governance Guidelines specify that executive sessions or meetings of non-management directors without management present must be held regularly (at least three times a year) and at least one such meeting of non-management directors must include only independent directors. Currently, all of our non-management directors are independent. In 2019, the non-management directors met in executive session five times. Our Lead Independent Director presides over all executive sessions of the Board.

Owens Corning Policies on Business Ethics and Conduct

Code of Business Conduct Policy

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Controller, are required to abide by Owens Corning’s Code of Business Conduct Policy to ensure that our business is conducted in a consistently legal and ethical manner. This Policy forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

Ethics Policy for Chief Executive and Senior Financial Officers

The Company also has adopted an Ethics Policy for Chief Executive and Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer and Controller (“Senior Financial Officers”), which provides, among other things, that Senior Financial Officers must comply with all laws, rules and regulations that govern the conduct of the Company’s business and that no Senior Financial Officer may participate in a transaction or otherwise act in a manner that creates or appears to create a conflict of interest unless the facts and circumstances are disclosed to and approved by the Governance and Nominating Committee or Audit Committee, as appropriate.

Employees are expected to report any conduct that they believe to be an actual or apparent violation of Owens Corning’s Policies on Business Ethics and Conduct.

The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have adopted and comply with such procedures.

Directors’ Code of Conduct

The members of our Board of Directors are required to comply with a Directors’ Code of Conduct (the “Code”). The Code is intended to focus the Board and the individual directors on areas of ethical risk, help directors recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. The Code covers all areas of professional conduct relating to service on the Owens Corning Board, including conflicts of interest, unfair or unethical use of corporate opportunities, strict protection of confidential information, compliance with all applicable laws and regulations, sustainability and oversight of ethics and compliance by employees of the Company.

The full texts of our Code of Business Conduct Policy, Ethics Policy for Chief Executive and Senior Financial Officers and Directors’ Code of Conduct are published on our website at http://www.owenscorning.com and will be made available in print upon request by any stockholder to the Secretary of the Company. To the extent required by applicable SEC rules or New York Stock Exchange listing standards, we intend to post any amendments to or waivers from the Ethics Policy for Chief Executive and Senior Financial Officers to our website in the section titled “Corporate Governance.”

Board and Committee Membership

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer, Chief Financial Officer and other officers, by reviewing materials provided to them, by visiting our offices and plants, and by participating in meetings of the Board and its committees. Board members are expected to regularly attend Board and committee meetings as well as our Annual Meetings of Stockholders, unless an emergency prevents them from doing so. Each of our director nominnees for the 2019 Annual Meeting of Stockholders was present at such meeting.

During 2019, the Board of Directors met five times. Each of our directors attended at least 75 percent of the meetings of the Board and Board committees on which he or she served.

NAME	AUDIT	COMPENSATION	EXECUTIVE	FINANCE	GOVERNANCE AND NOMINATING
Mr. Cordeiro*		X		X
Ms. Elsner*	X			X
Mr. Ferguson*	X			X
Mr. Hake*		X			X
Mr. Lonergan*		C	X		X
Ms. Mannen*	C		X		X
Mr. Morris*	X			X
Ms. Nimocks*		X	X	C
Mr. Williams*†			X		C
Mr. Chambers			X
Mr. Thaman			C
2019 Meetings	8	5	5	4	5

C = Committee Chairman	X = Committee Member	* = Independent	† = Lead Independent Director

Each of the standing Committees of our Board of Directors acts pursuant to a charter that has been approved by our Board. These charters are updated periodically and can be found on the Company’s website at http://www.owenscorning.com and will be made available in print upon request by any stockholder to the Secretary of the Company.

Director Service on Other Public Boards (Overboarding Policy)

The Corporate Governance Guidelines state that directors who are employed full time as executives shall not serve on more than three publicly traded company boards (including service on the Company’s Board) and other directors shall not serve on more than five boards of publicly traded companies (including service on the Company’s Board). This is to ensure that our directors devote adequate time for preparation and attendance at Board and Committee meetings, including the Annual Meeting of Stockholders.

The Company’s Audit Committee Charter states that no director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other publicly traded companies, unless the Board determines that such simultaneous service would not impair the ability of such director effectively to serve on the Committee. The Corporate Governance Guidelines also state that directors should provide notice prior to assuming new job responsibilities or significant changes in professional affiliation. Changes in professional affiliation may include the joining of a public company board of directors. Directors with new responsibilities or affiliations may then be asked to submit a letter of resignation to be considered by the Governance and Nominating Committee. As such, the Board maintains processes to review and approve directors’ membership on additional public company boards, even if those directors are still within the overboarding limits mentioned above.

The Audit Committee

Responsibilities

The Audit Committee is responsible for preparing the Audit Committee report required by SEC rules and assisting the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company, including assisting the Board’s oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s independent registered public accounting firm’s qualifications and independence; and

•	the performance of the independent registered public accounting firm and the Company’s internal audit function.

The Board has determined that directors Mannen, Elsner, Ferguson and Morris are qualified as audit committee financial experts within the meaning of SEC regulations and are financially literate within the meaning of New York Stock Exchange listing standards. All directors serving on the Audit Committee are independent.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements of the Company contained in the Annual Report on Form 10-K with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP per the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

By the Audit Committee:

Maryann T. Mannen, Chair

Adrienne Elsner

J. Brian Ferguson

W. Howard Morris

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2020, subject to ratification by our stockholders.

Principal Accounting Fees and Services

The aggregate fees billed and services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2019 and 2018 are as follows (in thousands):

	2019	2018
Audit Fees (1)	$4,814	$4,982
Audit-Related Fees (2)	-	60
Tax Fees (3)	106	357
All Other Fees (4)	10	34

Total Fees	$4,930	$5,433

(1)

Fees for the years ended December 31, 2019 and 2018, consist of the audit of the Company’s consolidated financial statements including effectiveness of internal controls over financial reporting, reviews of the Company’s quarterly financial statements, subsidiary statutory audits, consents and comfort letters, and agreed-upon procedures related to reports filed with regulatory agencies. The audit fees for the year ended December 31, 2019 and 2018, also include audit procedures related to the newly enacted tax legislation.

(2)	Audit-related fees consist of attestation services and assistance with interpretation of accounting standards.
(3)	Tax fees consist of compliance, consulting and transfer pricing services.
(4)	All other fees consist of accounting research and disclosure software licenses, and a supplier audit.

It is the Company’s practice that all services provided by its independent registered public accounting firm be pre-approved either by the Audit Committee or by the Chair of the Audit Committee pursuant to authority delegated by the Audit Committee. No part of the independent registered public accounting firm services related to the Audit-Related Fees, Tax Fees, or All Other Fees listed in the table above was approved by the Audit Committee pursuant to the exemption from pre-approval provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

The Compensation Committee

Responsibilities

The Compensation Committee is responsible for oversight of the Company’s executive compensation, including authority to determine the compensation of the executive officers, and for producing an annual report on executive compensation in accordance with applicable rules and regulations. The Compensation Committee may delegate power and authority to subcommittees of the Compensation Committee as it deems appropriate. However, the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard required to be exercised by the Compensation Committee as a whole. The Compensation Committee has the sole authority to retain or terminate a compensation consultant to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms. The consultant’s fees will be paid by the Company.

In overseeing the Company’s policies concerning executive compensation for officers, the Compensation Committee:

•

reviews at least annually the goals and objectives of the Company’s executive compensation plans and amends, or recommends that the Board amend, these goals and objectives if the Compensation Committee deems it appropriate;

•

reviews at least annually the Company’s executive officer compensation plans in light of the Company’s goals and objectives, and, if the Compensation Committee deems it appropriate, adopts or recommends to the Board the adoption of new, or the amendment of existing, executive compensation plans;

•

evaluates annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and, either alone as a committee or together with the other independent directors, sets the Chief Executive Officer’s compensation level based on this evaluation;

•	approves the pay structure, salaries and incentive payments of all other executive officers of the Company, as well as the funding level of the Company’s annual and long-term incentive plans; and
•	reviews and approves any severance or termination arrangements to be made with any executive officer of the Company.

The Compensation Committee also reviews the Company’s executive compensation programs on a continuing basis to determine that they are properly integrated and that payments and benefits are reasonably related to executive and Company performance and operate in a manner consistent with that contemplated when the programs were established.

The Compensation Committee also reviews the compensation of the Company’s directors, including an evaluation of how such compensation relates to director compensation of companies of comparable size, industry and complexity and, if the Committee deems it appropriate, adopts, or proposes to the Board for consideration, any changes to compensation.

Compensation Consultant

The Senior Vice President, Chief Human Resources Officer, along with Owens Corning’s Human Resources staff, support the Compensation Committee in its work. In addition, the Compensation Committee has authority to engage the services of outside advisors, experts and others to assist the Compensation Committee.

The Compensation Committee engaged the services of Meridian Compensation Partners, LLC (“Consultant”) during 2019 to serve as its independent outside compensation consultant to advise the Compensation Committee on all matters related to Chief Executive Officer and other executive, as well as director, compensation. Specifically, the Consultant provided relevant market data and trend information, advice, alternatives and recommendations to the Compensation Committee, as further described below.

The Governance and Nominating Committee

Responsibilities

The Governance and Nominating Committee is responsible for:

•	reviewing with the Board the appropriate skills and characteristics required of Board members;
•	recommending to the Board size and composition of the Board;
•

identifying, screening and recommending to the Board director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to the bylaws, which selections shall be consistent with the Board’s criteria for selecting new directors;

•	reviewing stockholder nominations for members of the Board;
•	reviewing the suitability for continued service as director or each Board member when his or her term expires and when he or she has a significant change in status;
•	developing and reviewing the corporate governance principles adopted by the Board and recommending any desirable changes to the Board;
•	considering any other corporate governance issues that arise from time to time and developing appropriate recommendations for the Board;
•	overseeing the annual evaluation of the Board as a whole, Board committees, the Chairman and the Chief Executive Officer;
•	recommending procedures for reviewing strategic plans of the Company;
•	advising the Chairman of the Board regarding meeting dates, agendas and the character of information to be presented at Board meetings; and
•	ensuring that the Board reviews plans and management recommendations for management continuity and development.

Director Nomination Process

The Governance and Nominating Committee evaluates potential candidates for Board membership on an ongoing basis. The Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members, outside search firms and stockholders. Where outside search firms are utilized, they may assist the Committee in identifying, evaluating or recruiting potential nominees. An outside search firm was used in the identification, evaluation and recruitment of Mr. Cordeiro, who joined the Board in 2019.

Director Qualifications

Pursuant to the Company’s Corporate Governance Guidelines, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time and effort to Board responsibilities.

Consideration of Diversity

Pursuant to its charter, the Governance and Nominating Committee is responsible for identifying and recommending director nominees consistent with the director qualification criteria described above, including diversity, so as to enhance the Board’s ability to manage and direct the affairs and business of the Company. In identifying director nominees, the Committee considers diversity as provided in its charter and the Corporate Governance Guidelines. The Committee considers diversity expansively against the charter standard of enhancing the Board’s ability to manage and direct the affairs and business of the Company. The effectiveness of this process is assessed annually by the full Board as part of the Board self-evaluation process. The Committee believes that its consideration of diversity effectively implements the charter requirements.

Recent additions to the Board demonstrate the Company’s commitment to diversity. Five of the last six Directors to join the Board were either female or ethnic minorities. The current slate of director nominees features 50% gender and ethnic diversity, representing a nearly threefold increase in gender and ethnic diversity on the Board in the last eight years.

Consideration of Director Candidates Recommended by Stockholders

Under its charter, the Governance and Nominating Committee is responsible for reviewing stockholder nominations for director. The Committee does not have a formal policy with respect to the consideration of director candidates recommended by stockholders. However, its practice is to consider those candidates on the same basis and in the same manner as it considers recommendations from other sources. Such recommendations should be submitted to the Secretary of the Company and should include information about the background and qualifications of the candidate.

The Finance Committee

The Finance Committee is responsible for exercising oversight responsibility with respect to the Company’s material and strategic financial matters, including those related to investment policies and strategies, merger and acquisition transactions, financings, capital structure, and for advising Company management and the Board with respect to such matters.

The Executive Committee

The Executive Committee has the authority to act for the Board between meetings of the Board of Directors subject to its charter, applicable law and New York Stock Exchange listing standards.

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

There are no transactions with related persons, as defined in Item 404 of Regulation S-K, to report for the fiscal year ended December 31, 2019.

The Company has various written policies in place pertaining to related party transactions and actual or potential conflicts of interest by directors, officers, employees, and members of their immediate families, including reference in the charter of the Audit Committee.

The Company has a Directors’ Code of Conduct that provides, among other things, that a director who has an actual or potential conflict of interest:

•	must disclose the existence and nature of such actual or potential conflict to the Chairman of the Board and the Chairman of the Governance and Nominating Committee; and

•	may proceed with the transaction only after receiving approval from the Governance and Nominating Committee.

EXECUTIVE OFFICERS OF OWENS CORNING

The name, age and business experience during the past five years of Owens Corning’s executive officers as of March 13, 2020 are set forth below. Each executive officer holds office until his/her successor is elected and qualified or until his/her earlier resignation, retirement or removal. All those listed have been employees of Owens Corning during the past five years except as indicated.

NAME AND AGE	POSITION*

Brian D. Chambers (53)**	President and Chief Executive Officer since April 2019; formerly President and Chief Operating Officer (2018); formerly President, Roofing (2014)

Todd Fister (45)

President, Insulation since July 2019; formerly Vice President of Global Insulation and Strategy (2019); formerly Vice President and Managing Director for Europe Insulation and Global Foamglas® (2018); formerly Vice President and Managing Directors for Foamglas® (2017); formerly Vice President of Strategic Marketing (2014)

Prithvi S. Gandhi (50)	Interim Chief Financial Officer since October 2019; formerly Vice President of Corporate Strategy, Corporate Development, and Financial Planning (2014)

Ava Harter (50)	Senior Vice President, General Counsel and Secretary since May 2015; formerly General Counsel, Chief Compliance Officer and Corporate Secretary, Taleris America LLC (2012)

Paula Russell (42)

Senior Vice President, Chief Human Resources Officer since December 2019; formerly Vice President, Chief Human Resources Officer (April 2019); formerly Vice President of Total Rewards and Center of Excellence (March 2018); formerly Vice President of Total Rewards (August 2017); formerly Vice President of Human Resources, Composites (October 2012)

Marcio A. Sandri (56)	President, Composites since May 2018; formerly Vice President Global Strategy and Operations, Composites (2017); formerly Vice President and General Manager, Composites (2007)

Kelly J. Schmidt (54)	Vice President, Controller since April 2011

Daniel T. Smith (55)	Senior Vice President, Chief Growth Officer since December 2019; formerly Senior Vice President, Organization and Administration (2014)

Gunner Smith (46)	President, Roofing since August 2018, formerly Vice President of Distribution Sales for Roofing (2012)

Michael H. Thaman (56)**	Executive Chairman since April 2019 (Chairman of the Board since April 2002); Chief Executive Officer from December 2007 to April 2019

*

Information in parentheses indicates year during the past five years in which service in position began. The last item listed for each individual represents the position held by such individual at the beginning of the five-year period.

**	On December 9, 2019, the Company announced that its Board of Directors elected Brian D. Chambers to succeed Michael H. Thaman as Chairman of the Board, effective April 2020.

BENEFICIAL OWNERSHIP OF SHARES

The information in the table below sets forth those persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by Owens Corning to be the beneficial owners of more than 5% of Owens Corning common stock as of February 18, 2020 (except as noted below). Beneficial ownership is determined in accordance with the rules of the SEC and, except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on outstanding shares of Owens Corning common stock as of February 18, 2020. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common Stock	BlackRock, Inc.(1)	11,552,215	10.67%

Common Stock	The Vanguard Group(2)	10,520,356	9.72%

Common Stock	Boston Partners(3)	8,356,641	7.72%

(1)

Based solely upon a Schedule 13G/A filed with the SEC on February 4, 2020, BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, beneficially owned 11,552,215 shares of our common stock, with sole voting power over 10,681,054 shares and sole dispositive power over 11,552,215 shares as of December 31, 2019.

(2)

Based solely upon a Schedule 13G/A filed with the SEC on February 12, 2020, The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, beneficially owned 10,520,356 shares of our common stock, with sole voting power over 76,772 shares; shared voting power over 30,999 shares, sole dispositive power over 10,422,027 shares and shared dispositive power over 98,329 shares as of December 31, 2019.

(3)

Based solely upon a Schedule 13G/A filed with the SEC on February 10, 2020, Boston Partners, One Beacon Street, 30th Floor, Boston, MA 02108, beneficially owned 8,356,641 shares of our common stock, with sole voting power over 7,107,772 shares, shared voting power over 8,197 shares and sole dispositive power over 8,356,641 shares as of December 31, 2019.

SECURITY OWNERSHIP OF MANAGEMENT

The following table contains information, as of February 18, 2020, unless otherwise indicated, about the beneficial ownership of Owens Corning’s common stock by the executive officers and directors as a group and each named executive officer and director, individually, in accordance with Rule 13d-3 under the Exchange Act, as well as ownership of certain other Owens Corning securities. Beneficial ownership is determined in accordance with the rules of the SEC and, except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on 108,243,893 outstanding shares of Owens Corning common stock as of February 18, 2020. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

DIRECTORS AND EXECUTIVE OFFICERS	BENEFICIAL OWNERSHIP OF COMMON STOCK		PERCENT OF CLASS	OWNERSHIP OF OTHER SECURITIES		TOTAL OWNERSHIP OF COMMON STOCK AND OTHER SECURITIES

Eduardo Cordeiro	1,053	(1)	*
Adrienne D. Elsner	4,783	(1)	*
J. Brian Ferguson	65,892	(1)	*
Ralph F. Hake	52,724	(1)	*
Edward F. Lonergan	30,673	(1)	*
Maryann T. Mannen	14,148	(1)	*
W. Howard Morris	37,886	(1)	*
Suzanne P. Nimocks	22,401	(1)	*
John D. Williams	35,194	(1)	*
Michael H. Thaman	1,036,980	(1)(2)(3)	1.0%	28,500	(4)	1,065,480	(1)(2)(3)(4)
Brian D. Chambers	94,374	(2)(3)	*	53,525	(4)	147,899	(2)(3)(4)
Prithvi S. Gandhi	36,095	(1)(2)(3)	*	11,743	(4)	47,838	(1)(2)(3)(4)
Ava Harter	37,288	(1)(2)	*	11,400	(4)	48,688	(1)(2)(4)
Michael C. McMurray	82,872	(5)	*		(5)
Marcio A. Sandri	58,326	(1)(2)(3)	*	18,951	(4)	77,277	(1)(2)(3)(4)
Daniel T. Smith	68,858	(1)(2)(3)	*	13,200	(4)	82,058	(1)(2)(3)(4)
Executive officers and directors as a group (19 persons)	1,666,601	(1)(2)(3)	1.5%	183,415	(4)	1,850,016	(1)(2)(3)(4)

*	Represents less than 1%

(1)

Includes deferred vested stock over which there is currently no investment or voting power, as follows: Mr. Cordeiro, 1,053; Ms. Elsner, 4,783; Mr. Ferguson, 47,492; Mr. Hake, 49,724; Mr. Lonergan, 28,673; Ms. Mannen, 14,148; Mr. Morris, 33,111; Ms. Nimocks, 19,605; Mr. Williams, 35,194; Mr. Thaman, 328,243; Mr. Gandhi, 4,506; Ms. Harter, 9,721; Mr. Sandri, 7,259; Mr. Smith, 21,655; and all executive officers and directors as a group (19 persons), 613,178.

(2)

Includes restricted shares over which there is voting power, but no investment power, as follows: Mr. Thaman, 25,775; Mr. Chambers, 14,514; Mr. Gandhi, 3,875; Ms. Harter, 16,153; Mr. Sandri, 2,125; Mr. Smith, 13,337; and all executive officers and directors as a group (19 persons), 87,403.

(3)

Includes shares which are not owned but are unissued shares subject to exercise of options, or which will be subject to exercise of options within 60 days after February 18, 2020, as follows: Mr. Thaman, 278,900; Mr. Chambers, 16,700; Mr. Gandhi 1,025; Mr. Sandri, 30,300; Mr. Smith, 3,775; and all executive officers and directors as a group (19 persons), 346,700.

(4)

Includes restricted stock units and deferred unvested restricted stock units over which there is currently no investment or voting power, as follows: Mr. Thaman, 28,500; Mr. Chambers, 53,525; Mr. Gandhi, 11,743; Ms. Harter, 11,400; Mr. Sandri, 18,951; Mr. Smith, 13,200; and all executive officers and directors as a group (19 persons), 183,415.

(5)

Mr. McMurray resigned as Chief Financial Officer effective October 23, 2019. As information on Mr. McMurray’s beneficial ownership as of the Record Date was unavailable to the Company, the figure reported is based on information known to the Company as of the effective date of his resignation. All unvested securities related to Owens Corning were forfeited as of Mr. McMurray’s resignation.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION

Our Performance

In 2019, Owens Corning delivered record revenues, strong adjusted earnings before interest and taxes (“adjusted EBIT”)*, and double-digit operating margins, despite some challenging market conditions. The Company’s performance was driven by solid commercial and operational execution, strong manufacturing productivity, and disciplined cost management across the organization, but was affected by lower market volumes. During the year, we renewed our focus on three key operating priorities – accelerate organic growth, drive improved operating efficiencies, and generate strong free cash flow – which were reflected in our financial results and resource allocation decisions. These priorities, coupled with our market-leading businesses in attractive end markets, innovative products and process technologies, and an enterprise model that creates differentiated value for customers, position the Company for success in 2020. However, 2019 results did not meet our high growth expectations for the year.

As described in this section, we believe compensation should align with and enhance long-term stockholder value. Given our underlying pay-for-performance philosophy, a significant portion of compensation for our executives is “at-risk” and reflects our business performance. In 2019, this resulted in lower than target payouts for our short-term incentive plans.

Our People

At Owens Corning, our leaders are relentlessly focused on growth – growth of our Company, our talent, and our communities. This focus permeates everything we do, including our multi-year journey of talent development that has shaped the leaders we invest in and promote. Our leaders are expected to drive results, build connections, and explore new ideas to enable our growth agenda. They must do this while fostering an environment that encourages inclusion and diversity to enable high performing teams, create a more positive work environment and retain outstanding talent.

We provide you with the with following information concerning the objectives, principles, decisions, material elements, processes, amounts and rationale underlying the compensation of our Named Executive Officers (NEOs). For 2019, our NEOs are:

NAME	TITLE	PERIOD OF EMPLOYMENT
Brian D. Chambers	President and Chief Executive Officer (“CEO”)	April 2011 - present July 2000 - August 2007
Michael H. Thaman	Executive Chairman and Former Chief Executive Officer	August 1992 - present
Prithvi S. Gandhi	Vice President, Interim Chief Financial Officer (“CFO”)	September 2013 - present
Daniel T. Smith	Senior Vice President, Chief Growth Officer	September 2009 - present
Marcio A. Sandri	President, Composites	August 2000 - present
Ava Harter	Senior Vice President, General Counsel and Secretary	May 2015 - present
Michael C. McMurray	Former Senior Vice President and Chief Financial Officer	December 2008 - October 2019

Effective April 18, 2019, Brian D. Chambers was elected CEO, succeeding Michael H. Thaman who became Executive Chairman of the Board of Directors. This significant milestone was the successful culmination of a multi-year succession plan to select the best leader to serve as Owens Corning’s next CEO. This was the right time for a leadership change as Owens Corning is a more resilient and diversified generator of cash flow, better able to deliver improved results and generate attractive returns for stockholders through the business cycle.

* Reconciliation and further information for certain non-GAAP measures may be found for EBIT and adjusted EBIT on pages 24 and 25 of our 2019 Form 10-K filed with the SEC on February 19, 2020.

Effective October 23, 2019, Prithvi S. Gandhi was appointed interim CFO, succeeding Michael C. McMurray, while the Company conducts a search. Mr. McMurray resigned from his positions effective October 23, 2019.

Our Stockholder Outreach

We remain committed to transparency and two-way communication with our investors so that they understand our executive compensation program, including how it aligns the interests of our executives with those of our stockholders, and how it rewards the achievement of our objectives. We also want to understand what our stockholders think about executive compensation.

To this end, we continued our stockholder outreach program under which we provide consistent, periodic opportunities for our investors to provide their perspectives on our executive compensation and governance programs. This outreach program is distinct from our broader investor relations efforts, which are more focused on the Company’s financial performance. Our governance outreach program currently consists of three main pillars, as displayed below.

OUTREACH TYPE	APPROXIMATE TIMEFRAME	PURPOSE
Proxy Off-Season	Fall/Winter	Stockholder feedback more broadly on governance, executive compensation, and environmental and social issues
Proxy Season	After filing proxy statement	Stockholder feedback on proxy statement and pending proposals
Post-Annual Meeting	Fall	Engagement with stockholders to understand their votes at the most recent Annual Meeting of Stockholders

Since filing our previous proxy statement in March 2019, we carried out two broad communications with investors on governance topics. Our most recent communication in the fall of 2019 reached more than 70 of our top investors collectively holding approximately 80% of our outstanding shares, with the goal of receiving feedback on governance, executive compensation, and environmental and social issues. The Company held meetings with several of the stockholders who were contacted via these outreach efforts. Stockholder feedback has been positive with regard to the Company’s executive compensation program design and performance criteria, which has been directly influenced by these outreach meetings.

Additionally, at our 2019 annual meeting we provided our stockholders with the opportunity, on an advisory basis, to approve or vote against the compensation of our NEOs (Say-on-Pay). Approximately 93% of the votes cast approved the NEOs’ compensation. Owens Corning considers stockholder feedback as it shapes its governance and executive compensation programs and policies, as well as its disclosures. Recent examples of disclosures added after conducting stockholder outreach include a Board of Directors Skill Matrix and additional information on environmental and social initiatives, both of which have been incorporated into the Company’s Proxy Statement.

2019 Executive Compensation Program

Considering the effectiveness of our programs and strong stockholder support, as evidenced by the Say-on-Pay vote outcome at our most recent Annual Meeting of Stockholders, the Board’s Compensation Committee (the “Committee”) generally maintained the same program design for 2019. The following table summarizes the major elements of our executive compensation plans:

PAY ELEMENT	FORM	METRIC	PERFORMANCE PERIOD	OBJECTIVE
Base Salary	Cash	N/A	N/A	Provide a base level of compensation sufficient to attract, retain and motivate executives
Annual Incentive Award	Cash	75% Corporate performance: • 40% Owens Corning adjusted EBIT • 20% Composites EBIT • 20% Insulation EBIT • 20% Roofing EBIT	1 year	Motivate executives to meet and exceed Company and business financial goals as well as individual performance objectives
25% Individual performance
Long-Term Incentive Award	Restricted Stock Units (40%)	N/A	4 years	Provide equity-based compensation opportunities that align the interests of executives and stockholders
	PSUs (TSR) (25%)	Performance Share Units (PSUs) based on total shareholder return (TSR) relative to companies that make up the Dow Jones Construction and Materials index	3 years
	PSUs (ROC) (35%)	PSUs based on return on capital metric (ROC)	3 years

Additional details and rationale for 2019 compensation decisions are provided in later discussion in this Compensation Discussion and Analysis.

How We Make Compensation Decisions

Our Executive Compensation Philosophy

The Committee believes that executive compensation opportunities should align with and enhance long-term stockholder value. This core philosophy is embedded in all aspects of our executive compensation program and is reflected in our guiding principles. We believe that the application of these principles enables us to create a meaningful link between compensation outcomes and long-term, sustainable value for our stockholders.

Guiding Principles

PAY FOR PERFORMANCE	STOCKHOLDER ALIGNMENT	LONG-TERM FOCUS
A substantial majority of pay is variable, contingent and directly linked to Company and individual performance.

The financial interests of executives are aligned with the long-term interests of our stockholders through stock-based compensation and performance metrics that correlate with long-term stockholder value.

For our NEOs, long-term stock-based compensation opportunities will significantly outweigh short-term cash-based opportunities. Annual objectives align to sustainable long-term performance.

COMPETITIVENESS	BALANCE	GOVERNANCE/COMMUNICATION

Total compensation should be sufficiently competitive to attract, retain, motivate and reward a leadership team capable of maximizing Owens Corning’s performance. Each element is generally compared to peers and the broader marketplace for executive talent.

Our compensation program is designed to be challenging, but fair. Executives should have the opportunity to earn market- competitive pay for delivering expected results. As results exceed expectations (both internal and external), pay levels may increase above market median levels. If performance falls below expected levels, actual pay will fall below market median levels.

Feedback from stockholders is solicited and factored into the design of our compensation program. Clear design enables ease of communication for all stakeholders.

Role of the Committee

The Committee, which consists of all independent directors, is responsible for overseeing the development and administration of our executive compensation program. In this role, the Committee approves all compensation actions concerning our CEO and the other NEOs. The Committee’s other responsibilities include:

•	Reviewing and approving executive compensation plans and programs;

•	Assessing input from Owens Corning’s stockholders regarding executive compensation decisions and policies;

•	Reviewing and approving incentive plan metrics and targets;

•	Assessing Owens Corning and each NEO’s performance relative to these metrics and targets;

•	Evaluating the competitiveness of total compensation for the CEO and the other NEOs; and

•	Approving changes to each NEO’s compensation, including base salary and annual and long-term incentive opportunities and awards.

The Chief Human Resources Officer and the independent compensation consultant assist the Committee with these tasks. The Committee’s charter, which sets out the Committee’s responsibilities, can be found on our website at: http://www.owenscorning.com.

Role of the Compensation Consultant

The Committee retained the services of Meridian Compensation Partners, LLC (“Meridian” or the “Consultant”) to serve as its executive compensation consultant for 2019. In this capacity, the Consultant advised the Committee on a variety of subjects consisting of compensation plan design and trends, pay for performance analytics and comparative compensation norms. While the Consultant may make recommendations on the form and amount of compensation, the Committee continues to make all decisions regarding the compensation of our NEOs.

The Consultant reported directly to the Committee, participated in meetings as requested and communicated with the Committee Chair between meetings as necessary. In 2019, the Consultant attended all of our Committee meetings.

The Committee reviewed the qualifications and assessed the independence of the Consultant during 2019. The Committee also considered and assessed all relevant factors, including those required by the SEC and the New York Stock Exchange, which could give rise to a potential conflict of interest. Based on these reviews, the Committee did not identify any conflicts of interest raised by the work performed by the Consultant. Meridian does not perform other services for or receive other fees from Owens Corning. The Committee has the sole authority to modify or approve the Consultant’s compensation, determine the nature and scope of its services, evaluate its performance, terminate the engagement and hire a replacement or additional consultant at any time.

Competitive Positioning

Peer Group

The Committee utilizes a peer group of 14 companies when assessing the competitiveness of executive compensation and the appropriateness of compensation program design. These companies are either in the building materials industry, serve related markets, or use manufacturing processes similar to Owens Corning, and have size (measured in annual sales, market capitalization or number of employees) or complexity comparable to Owens Corning. This peer group is reviewed regularly by the Committee to ensure the relevance of the companies to which we compare ourselves.

The peer group for 2019 compensation decisions was comprised of the following companies:

A.O. Smith Corporation	Masco Corporation
Ball Corporation	Mohawk Industries, Inc.
Celanese Corporation	O-I Glass, Inc.
Eastman Chemical Company	PPG Industries, Inc.
Fortune Brands Home & Security, Inc.	RPM International, Inc.
Lennox International Inc.	The Sherwin-Williams Company
Louisiana-Pacific Corporation	Stanley Black & Decker, Inc.

In 2019, the Committee removed USG Corporation, which was acquired by Knauf KG, from the peer group. The Committee believes that the remaining peers continue to maintain a balance between company size/revenue, industry, global scope, manufacturing footprint, and presence in our market for executive talent.

While compensation data from the peer group serves as comparison data, the Committee supplements this information with data from compensation surveys covering general industry companies of similar size based on annual sales. This additional data, compiled by the Consultant, enhances the Committee’s knowledge of trends and market practices. Owens Corning did not select the companies that comprise any of these survey groups, and the component companies’ identities were not a material factor in our compensation analysis.

Market Median Compensation

To help ensure that our compensation program is appropriately competitive, the Committee believes the target opportunity of each key compensation element (base salary, annual incentive, and long-term incentive) should generally align with market median practices. As such, the compensation opportunities, when granted, correspond to the market median practices of peer companies with additional performance criteria that awards significant value only when the Company outperforms the targets set by the Committee.

Individual pay opportunities may fall above or below these targets based on the executive’s performance and the Committee’s discretion. In exercising its discretion, the Committee considers Company and individual performance, time in job and experience, job scope, retention risk and any other factors that it determines to be relevant and consistent with program objectives and stockholder interests.

How We Structure Our Compensation

Principal Elements of Compensation

The following principal elements make up our NEOs’ compensation program:

CASH COMPENSATION		LONG-TERM INCENTIVES		RETIREMENT
Base Salary	Annual Incentive	Restricted Stock Units	Performance Share Units	401(k) Savings Plan Non-Qualified Deferred Compensation and Restoration Plan

Cash Compensation

Base Salary

To help Owens Corning attract, retain and motivate the most qualified executive talent, we provide executive base salaries generally targeted at the median of competitive market practices. Each year, the Committee reviews recommendations from the CEO regarding base salary adjustments for his direct reports, including the other NEOs. The Committee has discretion to modify or approve the CEO’s base salary recommendations and the CEO does not participate in the Committee’s determination of his own base salary. 2019 base salary increases were driven by job scope and responsibilities, experience, tenure, individual performance, retention risk, gaps to market median pay practices and internal pay equity (individual NEO decisions discussed below).

Annual Incentive

Annual incentives are delivered through the annual Corporate Incentive Plan (CIP). Funding under the 2019 CIP for all NEO awards was determined based on performance as measured against corporate and individual performance goals. Incentive awards for the NEOs are based 75% on corporate performance measures and 25% on individual performance measures. Award amounts for each component may be earned from 0% to 200% of targeted levels, based upon performance. The overall corporate component is earned based upon the achievement of pre-determined financial goals as described below. Awards are paid in the form of a lump-sum cash payment.

The individual component (25% of the target award) is funded at maximum if the Company is profitable, with actual award amounts being reduced from maximum based upon a discretionary assessment of individual performance by the Committee. The Committee assesses the individual performance of the CEO, and reviews and approves the CEO’s assessment of individual performance of the other NEOs in determining the individual performance component of CIP amounts.

At the beginning of each year, the Committee selects the overall corporate performance objectives, or funding criteria, that are used to determine the funding of the corporate performance component (75% of the target award) for the annual CIP. For 2019, the Committee selected specific levels of adjusted EBIT as the performance metric based on the view that total shareholder return can be produced through sustained earnings growth, which Owens Corning measures through adjusted EBIT performance. Earnings metrics are the most prevalent annual incentive metrics amongst Owens Corning peers. Because of the importance of driving profitable growth, adjusted EBIT is weighted at 75% within the annual incentive payout. Owens Corning adjusted EBIT goals determine 40% of overall corporate funding, and performance of the Composites, Insulation, and Roofing businesses against their respective EBIT goals each contribute 20% to overall corporate funding.

Funding for each of the corporate components of the CIP can independently range, based on consolidated or business performance, from Threshold performance (0% CIP funding), to Target performance (100% CIP funding), to Maximum performance (200% CIP funding). For consolidated or business performance falling between the performance levels, CIP funding would fall proportionately between the corresponding funding levels. For example, for performance falling two-thirds of the way between Threshold performance and Target performance, the resulting CIP funding would fall two-thirds of the way between Threshold funding and Target funding. This straight-line mathematical interpolation is performed separately for Owens Corning, Composites, Insulation, and Roofing adjusted EBIT performance and the results are aggregated by applying a 40% weight to consolidated funding and 20% weight to the funding of each business.

When establishing 2019 Threshold, Target and Maximum CIP performance requirements, the Committee used a variety of guiding principles, including:

•

Target performance levels generally correspond with the results and the business objectives called for in the Board-reviewed operations plan (a comprehensive strategic business plan for the Company) for the year. Whether the Target performance level can be attained is a function of the degree of difficulty associated with the operations plan.

•

Threshold performance levels will be set at the minimum level of acceptable performance, with minimum acceptable performance yielding below market compensation. CIP performance levels between Threshold and Target are intended to compensate participants below the targeted median, which the Committee believes is appropriate for a performance-based incentive plan.

•

The Maximum performance level is also determined based on the Committee’s view of the degree of difficulty of the operations plan–the more difficult the operating plan and, therefore, the Target performance level, is to achieve, the less incremental performance (above Target performance) is required to reach the Maximum.

•

The Maximum performance level will be set so that it is difficult to achieve and would deliver clear outperformance compared to the operating plan, with the mindset that Maximum performance significantly benefits the Company’s stockholders and warrants CIP funding at or near Maximum.

•	CIP awards between Target and Maximum should reflect a level of performance that distinguishes the Company and its leaders, and translates into increased stockholder value.

•

The Committee retains discretion to reduce awards or not pay CIP compensation even if the relevant performance targets are met, and to adjust performance targets based on timing and materiality of transactions, charges or accruals.

•

Based on timing for material transactions, the Committee may exclude the impact of a divestiture/acquisition (for example, not allow the additional EBIT of an acquired business to fund the CIP), or may include the impact of the acquisition (for example, include the acquired business’ EBIT after increasing the performance levels required to fund the CIP), it being the Committee’s intent to avoid funding windfalls and reward acquisition synergy capture.

Individual performance goals for the CEO are established and approved at the beginning of each year (see goal setting discussion below). For the remaining NEOs, the CEO and each officer establish and agree upon performance objectives which serve as the individual performance goals for that officer for the year. At the close of each year, the Committee evaluates the performance of the CEO against the established performance goals, in addition to other factors described below, and determines the level of funding of the individual component of the award. Similarly, the CEO reviews performance of the other NEOs against their individual goals and based on this assessment and other factors described below, the CEO makes a recommendation to the Committee. The Committee then determines the actual payout under the individual component of the CIP based on the recommendations of the CEO and its discretion, all subject to overall CIP funding levels.

Long-Term Incentive

We believe long-term incentive opportunities should align NEO behaviors and results with key enterprise drivers and the interests of stockholders over an extended period. Our long-term incentive program (“LTI”) is an equity-based program that historically has used a combination of Restricted Stock, Restricted Stock Units, Stock Options and Performance Share Units. Performance Share Units use overlapping three-year performance cycles, with a new three-year cycle beginning each year. Stock Option grants were eliminated in 2015 and replaced with Performance Share Units which vest based upon pre-established adjusted return on capital metrics. For 2019 NEO awards, the mix of LTI vehicles was maintained as follows:

Mix of LTI Equity Vehicles

Restricted Stock Units generally vest at a rate of 25% per year over a four-year period. Our Return on Capital-based Performance Share Units (“ROC PSUs”) generally vest after the completion of the three-year performance period and deliver shares based on achievement of predetermined adjusted return on capital metrics. Our total shareholder return-based Performance Share Units (“TSR PSUs”) generally vest after the completion of the three-year performance period and deliver shares based on the Company’s total shareholder return relative to the companies that made up the Dow Jones Construction and Materials Index (the “Index”). The aggregate LTI award’s total value is allocated 40% to Restricted Stock Units, 35% to ROC PSUs, and 25% to TSR PSUs, and then each allocation is divided by the grant date stock price to determine the number of Restricted Stock Units and target Performance Share Units that are granted.

Performance Share Units – Return on Capital

The ROC PSUs granted in 2019 will fund from 0% to 200% based upon annual adjusted return on capital achieved during the three-year performance period, from 2019 through 2021. Each annual funding outcome will be averaged to determine the award payout. Adjusted return on capital for each fiscal year is calculated as adjusted EBIT plus fresh start depletion and amortization less adjusted taxes, divided by the sum of average net fixed assets, average working capital, goodwill and intangible assets, less fresh start land and alloy adjustments. This formula removes the impact of fresh start accounting and may be adjusted for material transactions, accruals or charges as approved by the Committee, and thus may differ from return on capital that may be discussed in the context of our financial statements and other public disclosures.

For the 2019-2021 performance cycle, threshold performance, which would provide for 50% funding, was set at 7.5% adjusted return on capital, as a proxy for the Company’s long-term cost of capital. Target performance, which would provide for 100% funding, was set at 12% adjusted return on capital. Maximum performance, which would provide for 200% funding, was set at 14% adjusted return on capital. Payout will be interpolated on a straight-line mathematical basis for performance between Threshold and Target, or between Target and Maximum.

Performance Share Units – Total Shareholder Return

For the 2019-2021 performance cycle, the TSR PSUs will fund from 0% to 200% based upon the Company’s total shareholder return as a percentile of the companies included in the Index as of the beginning of the performance period. The Index comparator group was selected as a peer group that is specific to our industry and aligned to our markets and global exposure.

Threshold funding (0% payout) for the TSR PSUs applies up to the 25th percentile of the Index. Target funding (100% payout) is achieved at the 50th percentile. Maximum funding (200% payout) is earned at and above the 75th percentile. Payout is interpolated on a straight-line mathematical basis for performance between Threshold and Target, and between Target and Maximum, and is capped at 100% if our TSR is negative. The following chart depicts the payout opportunity for the 2019 TSR PSU award:

Emphasis on Variable Pay

Our CEO and our NEOs have substantial “pay at risk,” with 84% of our CEO’s and 69% of our NEOs’ target compensation being tied to annual and long-term incentives (versus base salaries). Actual annual incentives and long-term incentive awards are subject to the achievement of pre-established performance requirements and designed to align to stockholder value. Base salary and other fixed elements of compensation are essential to any compensation program and enable the recruitment and retention of top talent. However, we believe that variable compensation for our most senior executives should significantly outweigh base salaries.

Our 2019 NEO compensation reflects this philosophy. The following charts illustrate the target pay mix for our CEO and other NEOs for 2019. Note the significant portion of compensation that is at-risk and performance-based. For the purpose of this summary, the CEO pay mix is illustrated as Mr. Chambers’ annualized compensation opportunity as CEO. Mr. Thaman’s compensation and Mr. McMurray’s compensation are not included.

How We Assess Performance

Goal Setting

Annually, the Committee establishes financial, strategic and operational goals for the CEO related to three broad constituencies: stockholders, customers and employees. The CEO’s goals are generally based upon the Company’s operations plan, which is reviewed by the Board. For 2019, the CEO’s individual goals were qualitative in nature as described below and are reflective of the transition between Mr. Thaman and Mr. Chambers.

Stockholder goals may include specific measurements of profitability, cash flow, capital efficiency, expense management, and outcomes related to environmental, social and governance considerations. Customer goals include new sources of revenue, geographic expansion, customer channel expansion and new product development. Individual goals include succession planning for key roles, improved workplace safety, improved leadership inclusion and diversity, and validation of program efficacy through external recognition.

We also believe it is important to embed compliance and risk management in all our business processes, including objective setting. The framework adopted by the Committee considers compliance and risk management objectives in evaluating overall performance.

CEO Performance Assessment

In December of each year, the CEO prepares a self-review, discussing the progress made toward each of his individual goals, as well as the Company’s overall financial and operating performance. Each non-management director participates in an evaluation of CEO performance. The Lead Independent Director, in conjunction with the Compensation Committee Chairman, led the Board’s assessment of Mr. Chambers’ and Mr. Thaman’s performance for their respective tenure as CEO. The following table summarizes Mr. Chambers’ goals and achievements for 2019:

OBJECTIVE	RESULT
Safety
Continuous improvement in safety performance

Industry-leading safety performance was achieved, despite a slightly higher injury rate in 2019 versus 2018. Second half performance was strong and creates momentum going into 2020. New training and initiatives implemented to focus on reducing severe injuries.

Financial Performance
Deliver EBIT and top line growth consistent with the internal business plan and investor expectations for earnings and cash flow; demonstrate operational flexibility and strong operating margins.

Owens Corning delivered record revenues and double-digit operating margins. Adjusted EBIT fell short of expectations. Cash conversion exceeded expectations and productivity gains and strong cost controls helped to offset the impact of softer markets.

Growth
Deliver on key organic and inorganic growth initiatives and further develop leadership capabilities for growth	Delivered on organic growth expectations through strong execution against focused growth initiatives and continued progress on the integration of Paroc.
Talent
Execute on talent development and succession plans	Seamlessly transitioned to CEO, advanced our succession pipeline, retained top talent and strengthened leadership capabilities for growth through focused development initiatives.
Balance Sheet
Maintain investment-grade rating, disciplined cash deployment and good debt financing	Maintained an investment-grade balance sheet as recognized by an upgraded credit rating. Issued the first green bond by a U.S. industrial company, reinforcing our commitment to sustainability.
Board Development
Enable Board oversight of growth initiatives and talent strategies	Effectively assumed the primary role in connecting the Board with the Company, with an emphasis on corporate strategy, risk management, talent development and key growth initiatives.

The following table summarizes Mr. Thaman’s goals and achievements during his tenure as CEO in 2019:

OBJECTIVE	RESULT
CEO Transition
Execute CEO transition plan	Excellent CEO succession that was well-received by stakeholders.
Financial Performance
Deliver EBIT and top line growth consistent with the internal business plan and investor expectations for earnings and cash flow; demonstrate operational flexibility and strong operating margins.

Owens Corning delivered record revenues and double-digit operating margins. Adjusted EBIT fell short of expectations. Cash conversion exceeded expectations and productivity gains and strong cost controls helped to offset the impact of softer markets.

Board Development
Enable strong, diverse Board composition and transition of Board leadership	Recruited and onboarded a new diverse Director; supported Board leadership discussions and facilitated transition.

Details Regarding 2019 Pay Decisions for Named Executive Officers

In this section, we review and explain the specific 2019 compensation decisions for each of our NEOs.

Corporate Incentive Plan

For 2019, CIP funding for corporate performance was based upon adjusted EBIT. Target performance for the consolidated metric was set at $915 million for 2019, which represents an improvement over actual 2018 adjusted EBIT of $861 million. The funding targets and outcomes were as follows (dollars displayed in millions):

CIP METRIC	THRESHOLD (0% Funding)	TARGET (100% Funding)	MAXIMUM (200% Funding)	2019 ACTUAL	FUNDING	WEIGHT

Consolidated Adjusted EBIT	$765	$915	$1,015	$828	42%	40%

Composites EBIT	$225	$260	$295	$247	63%	20%

Insulation EBIT	$245	$320	$370	$230	0%	20%

Roofing EBIT	$380	$480	$555	$455	75%	20%

			TOTAL FUNDING		44%

The NEOs’ maximum awards for the individual performance component (weighted at 25%) of the CIP are described below and are subject to downward discretion by the Committee based upon its assessment of the individual performance of each NEO for 2019. As described below, the factors considered in assessing individual performance were: the performance of business or functional areas for which the individual is accountable, achievement of predetermined qualitative goals, impact on the organization and talent development.

Individual performance is based on a discretionary holistic assessment of the NEO’s overall performance. The Committee determined each CEO’s individual award based upon its assessment of each CEO’s performance during the time in role. For the other NEOs, the assessment was made by the CEO for each NEO on an individual basis and reviewed and approved by the Committee in its discretion. Mr. Thaman was not eligible for CIP during his tenure as Executive Chairman. His compensation as Executive Chairman is described below. When assessing individual performance, the considerations by the CEO and the Committee included those referenced above when determining base salary, as well as a comparison among the NEOs to determine their relative contributions to the Company’s business results, with the goal to differentiate awards based on performance. The Committee received recommendations from the CEO, assessed his performance evaluation for each of the other NEOs and applied its judgment consistent with the factors described above to review and approve the CIP payouts for each

NEO for 2019. The table below summarizes each NEO’s maximum and actual corporate component and maximum and actual individual component payout under the CIP for 2019:

		CORPORATE PERFORMANCE (75% Weighting)		INDIVIDUAL PERFORMANCE (25% Weighting)
TARGET CIP		MAX OPPORTUNITY @ 200%	ACTUAL FUNDING @ 44%	MAX OPPORTUNITY @ 200%	ACTUAL INDIVIDUAL AWARD	TOTAL 2019 CIP AWARD
Chambers	80%/125%*	$1,600,387	$352,085	$533,462	$346,751	$698,836

Thaman (while CEO)	125%	$645,848	$142,087	$215,283	$139,934	$282,020

Gandhi	45%	$247,831	$54,522	$82,610	$53,697	$108,219

Smith	70%	$609,000	$133,980	$203,000	$142,100	$276,080

Sandri	75%	$585,000	$128,700	$195,000	$146,250	$274,950

Harter	70%	$551,250	$121,275	$183,750	$128,625	$249,900

McMurray**	80%	$798,000	N/A	$266,000	N/A	N/A

*CIP Target during tenure as COO/CEO during 2019

**Mr. McMurray was not eligible for a CIP payout for 2019

Long-Term Incentive Plan

The value of actual 2019 LTI grants for the NEOs versus prior year grants are described below. To determine the 2019 grant levels, the Committee considered a variety of factors including individual performance, prior year awards, market median LTI award levels, total compensation versus market median, and the Company’s year-over-year improvement in performance from 2018 to 2019. The stock price on the grant date was used to value all LTIP grants. The actual accounting charge for these awards is determined under ASC Topic 718 and may be more or less than the standardized value Owens Corning uses internally for grant size determination.

	2018 LTI AWARD	2019 LTI AWARD
Chambers	$1,150,000	$4,140,000
Thaman	$6,500,000	$2,000,000
Gandhi	$350,000	$325,000
Smith	$1,100,000	$1,100,000
Sandri	$430,000	$900,000
Harter	$850,000	$900,000
McMurray	$1,400,000	$1,450,000

Upon Mr. McMurray’s resignation, 100% of his 2019 LTI award was forfeited, as well as the unvested portion of awards granted in prior years.

For the 2017-2019 LTI performance cycle, funding criteria for the performance share units were based on the Company’s: (1) adjusted Return on Capital performance and (2) Total Shareholder Return relative to constituents of the former S&P Building and Construction Select Industry Index. Owens Corning’s adjusted Return on Capital performance resulted in a payout of 160% of target. As noted above, adjusted Return on Capital reflects adjustments for the impact of fresh start accounting as well as material transactions, accruals or charges as approved by the Committee. With regard to the Total Shareholder Return metric, Owens Corning’s stock performed at the 54th percentile versus companies in the Index, resulting in 116% funding. The value of the 2017-2019 LTI grant is included below in the 2019 Option Exercises and Stock Vested Table.

Compensation Related to CEO and CFO Transition

As disclosed on Form 8-K, Mr. Chambers’ base pay was adjusted to $1,035,000 and his CIP target was adjusted to 125% upon his promotion to CEO. Mr. Chambers’ total CIP target is a weighted average of 80% of his base pay rate as COO and 125% of his base pay rate as CEO, weighted according to the amount of time he spent in each role during 2019. The table above reflects the result of this proration. In addition, in 2019 Mr. Chambers was awarded a long-term incentive award valued at $4,140,000, which is elevated from his prior award level due to his announced succession to the position of CEO.

Also, as disclosed on Form 8-K, Mr. Thaman’s base pay was adjusted to $875,000 upon his transition to Executive Chairman. Mr. Thaman’s CIP target for 2019 was equal to 125% of his base pay rate as CEO for the proportion of time he spent in that role in 2019. The table above reflects the result of this proration. In lieu of continued participation in the annual CIP following his transition to Executive Chairman, he instead is eligible for a bonus equal to 100% of base salary based on the Committee and Lead Independent Director’s twelve-month assessment of Mr. Thaman’s impact on the success of the Company’s new CEO. In addition, in 2019 Mr. Thaman was awarded a restricted stock unit award valued as $2,000,000, which is proportional to the time he spent as CEO during 2019 and will vest 25% per year over four years.

During 2019, Mr. Gandhi received a retention award of Restricted Stock Units valued at $200,000 with three-year cliff vesting, which is reflected in the Summary Compensation Table. Upon appointment to Interim CFO Mr. Gandhi’s compensation structure was not changed, and instead he was granted a cash bonus of $150,000 which will be paid at the time a CFO is named, and an additional grant of Restricted Stock Units valued at $200,000 as of February 5, 2020, which will vest 50% on February 5, 2021 and 50% on February 5, 2022.

CEO and Other NEO Total Direct Compensation Decisions

The following tables summarize the Committee’s decisions for the 2019 performance year. Unlike the 2019 Summary Compensation Table, which includes the long-term incentive awards granted in calendar year 2019, Total Direct Compensation shown in the following table instead includes long-term incentive awards granted in February 2020, which reflects an assessment of 2019 performance. The 2020 grant of performance share units includes a new metric related to achievement of free cash flow objectives, in addition to continued use of total shareholder return and return on capital metrics. This table should not be viewed as a replacement for the 2019 Summary Compensation Table or other compensation tables set forth below, as details of 2020 long-term incentive awards are not material to understanding compensation that was delivered in 2019.

Brian D. Chambers, President and Chief Executive Officer

COMPENSATION ELEMENT	2019
2019 Base Salary (effective April 18, 2019)	$1,035,000
2019 Annual Incentive (CIP paid in 2020)	$698,836
2020 Grant of Restricted Stock Units	$1,900,000
2020 Grant of Performance Share Units	$2,850,000
Total Direct Compensation	$6,483,836

Michael H. Thaman, Executive Chairman and Former Chief Executive Officer

COMPENSATION ELEMENT	2019
2019 Base Salary (effective April 18, 2019)	$875,000
2019 Annual Incentive (CIP paid in 2020)	$282,020
2020 Grant of Restricted Stock Units	$—
2020 Grant of Performance Share Units	$—
Total Direct Compensation	$1,157,020

2019 Other NEO Total Direct Compensation

COMPENSATION ELEMENT	GANDHI	SMITH	SANDRI	HARTER
2019 Base Salary	$367,156	$580,000	$520,000	$525,000
2019 Annual Incentive (CIP paid in 2020)	$108,219	$276,080	$274,950	$249,900
2020 Grant of Restricted Stock Units	$200,000	$440,000	$400,000	$400,000
2020 Grant of Performance Share Units	$200,000	$660,000	$600,000	$600,000
Total Direct Compensation	$875,375	$1,956,080	$1,794,950	$1,774,900

Prithvi S. Gandhi, Vice President, Interim Chief Financial Officer (“CFO”)

Key 2019 measurement criteria for Mr. Gandhi included:

•	Effective capital allocation and access to capital markets;

•	Balance sheet management, capital adequacy, cash flow conversion, forecasting and external guidance;

•	Successful identification and execution of organic and inorganic growth opportunities;

•	Talent development, retention and succession management;

•	Effective financial controls and systems.

As a result of his assessment of Mr. Gandhi’s performance, Mr. Chambers recommended the Committee approve a payout of 66% of Target under the annual CIP for him. This is comprised of 44% funding for the corporate component of the award opportunity and 130% funding of the individual component. The Committee approved this award of $108,219. In addition, the Committee approved an aggregate long-term incentive award of $400,000, granted in February 2020.

Daniel T. Smith, as Senior Vice President, Organization and Administration

Key 2019 measurement criteria for Mr. Smith included:

•	Growth management system design, resourcing and execution;

•	Organization design optimizing overall structure including acquisition integrations;

•	Talent management, retention and development of key leadership roles, and succession planning;

•	Emphasis and progress on diversity objectives.

As a result of his assessment of Mr. Smith’s performance, Mr. Chambers recommended the Committee approve a payout of 68% of Target under the annual CIP for him. This is comprised of 44% funding for the corporate component of the award opportunity and 140% funding of the individual component. The Committee approved this award of $276,080. In addition, the Committee approved an aggregate long-term incentive award of $1,100,000, granted in February 2020.

Marcio A. Sandri, President, Composites

Key 2019 measurement criteria for Mr. Sandri included:

•	Improvement in safety performance for the Composites business;

•	Deliver financial results for the Composites business;

•	Talent development and succession management;

•	Manufacturing excellence; and

•	Execution of commercial growth initiatives

As a result of his assessment of Mr. Sandri’s performance, Mr. Chambers recommended the Committee approve a 71% payout under the annual CIP for him. This is comprised of 44% funding for the corporate component of the award opportunity and 150% funding of the individual component. The Committee approved this award of $274,950. In addition, the Committee approved an aggregate long-term incentive award of $1,000,000, granted in February 2020.

Ava Harter, Senior Vice President, General Counsel and Secretary

Key 2019 measurement criteria for Ms. Harter included:

•	Enable growth initiatives and manage enterprise risk as a trusted business partner;

•	Successful execution of intellectual property strategies and protections;

•	Continued evolution of corporate governance structure and processes;

•	Talent development and succession management;

•	Maintain a strong ethical corporate culture.

As a result of his assessment of Ms. Harter’s performance, Mr. Chambers recommended the Committee approve a 68% payout under the annual CIP for her. This is comprised of 44% funding for the corporate component of the award opportunity and 140% funding of the individual component. The Committee approved this award of $249,900. In addition, the Committee approved an aggregate long-term incentive award of $1,000,000, granted in February 2020.

Additional Compensation Practices

Stock Ownership Guidelines and Holding Requirements

Stock ownership guidelines for our officers and directors are designed to closely link their interests with those of our stockholders. These stock ownership guidelines provide that the CEO must own stock with a value of six times his base salary and each other NEO must own stock with a value of three times his or her base salary, excluding individuals in interim positions. All outside directors with more than three years of tenure on the Board hold stock in excess of the ownership guidelines applicable to our directors. Outside directors are required to own shares with a value of five times the maximum annual cash retainer. As of the date of this Proxy Statement, all NEOs hold stock in excess of the applicable ownership guidelines. For further details on actual ownership, please refer to the Security Ownership of Certain Beneficial Owners and Management table provided earlier in this Proxy Statement.

Compensation-Based Risk Assessment

The Committee believes that although the majority of compensation provided to the NEOs is performance-based, our compensation programs for all employees do not encourage behaviors that pose a material risk to the Company. The design of our employee compensation programs encourages balanced focus on both the short-term and the long-term operational and financial goals of the Company. The Company reviewed the risks associated with its global compensation program and reviewed the results with the Committee during 2019. As a result, the Committee continues to believe that there are no risks arising from employee compensation programs that are reasonably likely to have a material adverse effect on the Company.

Timing of Equity Awards

The Company does not have any program, plan or practice to time equity grants in coordination with the release of material, non-public information. Annual awards of restricted stock units and performance share units are granted on the date of the Committee’s annual first quarter meeting. The Company may also grant equity awards to newly-hired or promoted executives, effective on the start or promotion date.

Perquisites

The NEOs participate in the same health care and other employee benefit programs that are generally available for all salaried employees. The Committee has eliminated executive perquisites.

Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan under which certain employees, including the NEOs, are permitted to defer receipt of some or all of their base salary and cash incentive awards under the CIP. Deferred amounts are credited with earnings or losses based on the rate of return of specified mutual funds and/or Owens Corning stock. The deferred compensation plan is not funded, and participants have an unsecured commitment from the Company to pay the amounts due under the plan. When such payments become distributable, the cash will be distributed from general assets.

The Company also provides a 401(k) Restoration Match to restore benefits that are limited in the qualified 401(k) Savings Plan due to IRS rules. The benefit is calculated as the Company contribution the employee would have received absent IRS pay limits and nonqualified deferrals, less the actual Company contribution to the 401(k) Savings Plan. Eligible participants must be employed at the end of the calendar year to receive this benefit, which is added to unfunded deferred compensation accounts annually and administered to comply with Section 409A of the Internal Revenue Code.

In addition, certain employees, including NEOs, may voluntarily defer receipt of some or all of their stock-based awards granted under the LTI program.

We provide the opportunity to defer compensation in an effort to maximize the tax efficiency of our compensation program. We believe that this benefit, along with the 401(k) Restoration Match, is an important retention and recruitment tool as many of the companies with which we compete for executive talent provide similar plans to their executive employees.

Post-Termination Compensation

We have entered into severance agreements with our Vice Presidents, including the NEOs. These agreements were approved by the Committee. The severance agreements were adopted for the purpose of providing for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without cause as this term is defined in the severance agreements. We believe that these agreements are important to recruiting and retaining our officers, as many of the companies with which we compete for executive talent have similar agreements in place for their executive employees. Based on practices among peer companies and consistent with the interests and needs of the Company, the Committee determined an appropriate level of severance payments and the circumstances that should trigger such payments. Therefore, the severance agreements with the NEOs provide, under certain termination scenarios, up to two years of pay and benefits. The severance agreements provide for payments upon a change in control only if the individual is also terminated for reasons other than cause in connection with the change in control. Payments under the severance agreements are made in cash and are paid in the same manner as the regular payroll over a 24-month period. Health care coverage provided under the severance agreements is provided in kind. Additional specific information regarding potential payments under these severance agreements is found under the heading, “Potential Payments upon Termination or Change-in-Control.”

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), generally places a limit of $1 million on the amount of compensation we may deduct in any one year with respect to any covered employee under Section 162(m). The historic exception to the $1 million limitation for performance-based compensation meeting certain requirements was eliminated in recent changes to the Tax Code, subject to certain grandfathering for arrangements in place prior to November 2, 2017.

Grants of Performance Share Units and stock options prior to November 2, 2017 were designed and intended to potentially qualify as performance-based compensation so that they might be tax deductible. Restricted stock that is subject only to time-based vesting was not generally considered performance-based under Section 162(m) of the Tax Code.

The Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain executive talent. Moreover, even if the Committee intended to grant compensation that qualifies as performance-based compensation for purposes of Section 162(m) of the Tax Code, we cannot guarantee that such compensation will so qualify or ultimately is or will be deductible.

Disclosure of Specific Incentive Targets

With respect to both the CIP and LTI, detail on the specific financial performance targets under these criteria for performance periods completed during the reporting period has been disclosed above. However, certain performance targets for ongoing and future performance periods are not disclosed because they are substantially based on the prospective strategic plans and corporate objectives of the Company, and disclosure of these prospective specific performance targets is not material to an understanding of our NEO compensation for 2019. Such performance goals do not have a material impact on the compensation actually received in, or attributable to, the 2019 reported period. As described above, and as evidenced by the targets and outcomes described for the completed performance periods for the incentive compensation plans, the performance targets selected have a degree of difficulty which the Committee considers to be challenging but achievable. The Committee establishes the goals at the beginning of the performance period at levels that reflect our internal, confidential operations plan. These goals are within the ranges of what we have publicly disclosed for completed performance periods, and accordingly require a high level of financial performance in the context of the current business climate and over the performance periods to be achieved.

Compensation Governance Practices

We consider it to be good governance to monitor the evolution of compensation best practices. Some of the most important practices incorporated into our program include the following:

•	Review of Pay versus Performance. The Committee continually reviews the relationship between compensation and Company performance.

•

Median Compensation Targets. All compensation elements for our executives are initially targeted at the median of our competitive marketplace for talent and positioned within a reasonable range based on actual experience and performance.

•

Performance Metrics. The Committee annually reviews performance goals for our annual and long-term incentive plans to assure the use of challenging, but fair metrics and targets. Additionally, the Committee reviews the cost of our plans at various performance levels to ensure that stockholders are appropriately benefiting from performance outcomes.

•

Clawback of Compensation. If the Board of Directors determines that an Executive Officer has engaged in fraud, willful misconduct, a violation of Company policy, or an error was committed, that caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Committee will review all performance-based compensation, including cash incentive awards and all forms of equity-based compensation, awarded to or earned by Executive Officers during the respective fiscal periods affected by the restatement. If the Committee determines that performance-based compensation would have been materially lower if it had been based on the restated results, the Committee may seek recoupment from Executive Officers as it deems appropriate based on a consideration of the facts and circumstances and applicable laws and policies.

•

Meaningful Stock Ownership Guidelines. Our stock ownership requirements are rigorous: six times base salary for the CEO, three times base salary for other NEOs, and five times maximum annual cash retainer for Board members.

•

No Hedging. Owens Corning has adopted a “Policy Prohibiting Hedging or Pledging Owens Corning Securities.” Pursuant to this Policy, non-employee directors, officers, company insiders and all other employees who hold Owens Corning common stock as a result of their participation in the Owens Corning Stock Plan are prohibited from engaging in any transaction in which they profit if the value of Owens Corning common stock falls. This includes trading and/or entering into hedging transactions at any time in publicly traded options, puts, calls, straddles, strips or any other securities derived from or relating to Owens Corning securities.

•	No Pledging. Directors and NEOs, as well as all officers of the Company, are prohibited from pledging Company securities as collateral for a loan or holding Company securities in a margin account.

•

No Repricing Without Stockholder Approval. Stock option exercise prices are set to equal the grant date market price and may not be reduced or replaced with stock options with a lower exercise price without stockholder approval.

•

Market-Competitive Retirement Programs. We eliminated defined benefit pension benefits for salaried employees hired after January 1, 2010 and froze existing salaried pension benefits to future accruals at the same time. Our NEOs participate in the Company’s 401(k) plan and are eligible for a Company match on amounts in excess of statutory limits.

•	Restrictive Covenants. Our NEOs must adhere to restrictive covenants upon separation from Owens Corning, including non-compete, non-solicitation and non-disclosure obligations.

•	No Excise Tax Gross-Ups. Parachute excise tax reimbursements and gross-ups will not be provided in the event of a change-in-control.

•

Review of Compensation Peer Group. Our compensation peer group is reviewed regularly by the Committee and adjusted, when necessary, to ensure that its composition remains a relevant and appropriate comparison for our executive compensation program.

•	Review of Committee Charter. The Committee reviews its charter annually to consider the incorporation of best-in-class governance practices.

•

Stockholder Outreach. We regularly solicit feedback from our stockholders on our executive compensation programs and corporate governance, and in corporate such feedback into our compensation structure going forward.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing in this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

By the Compensation Committee:

Edward F. Lonergan, Chairman

Eduardo Cordeiro

Ralph F. Hake

Suzanne P. Nimocks

NAMED EXECUTIVE OFFICER COMPENSATION

2019 Summary Compensation Table

The following tables provide information on total compensation paid to the Chief Executive Officer, the Chief Financial Officer and certain other officers of Owens Corning (the “NEOs”).

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)(1)	OPTION AWARDS ($)	NON- EQUITY INCENTIVE PLAN COMPENSATION ($)(2)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Brian D. Chambers	2019	918,333	—	4,385,152	—	698,836	—	84,008	6,086,329
President and CEO	2018	587,500	—	1,824,045	—	164,078	—	74,767	2,650,390
	2017	493,333	—	993,516	—	575,625	—	68,704	2,131,178

Michael H. Thaman	2019	965,909	—	1,998,800	—	282,020	25,000	88,933	3,360,662
Executive Chairman and Former CEO	2018	1,175,000	—	6,649,473	—	521,407	38,000	353,580	8,737,460
	2017	1,169,250	—	6,785,997	—	2,111,475	118,000	108,469	10,293,191

Prithvi S. Gandhi	2019	364,242	—	546,903	—	108,219	—	43,972	1,063,336
Vice President, Interim, CFO

Daniel T. Smith	2019	577,500	—	1,166,815	—	276,080	—	83,244	2,103,639
Senior Vice President,	2018	562,500	—	1,686,633	—	189,841	—	95,648	2,534,622
Chief Growth Officer	2017	546,667	—	1,152,130	—	590,975	1,000	81,013	2,371,785

Marcio A. Sandri	2019	516,667	—	952,515	—	274,950	—	60,649	1,804,781
President, Composites

Ava Harter	2019	520,833	—	952,515	—	249,900	—	72,828	1,796,076
Senior Vice President, General Counsel and Secretary

Michael C. McMurray	2019	536,979	—	1,534,206	—	—	—	99,342	2,170,527
Former Senior Vice President and CFO	2018	641,667	—	2,070,838	—	183,180	—	97,653	2,993,338
	2017	620,833	—	1,465,939	—	742,500	2,000	90,878	2,922,150

(1)

The amounts reflected in this column for 2019 relate to restricted stock units and equity-based performance share units granted under the Owens Corning 2016 Stock Plan. The amounts shown reflect the aggregate grant date fair value with respect to all stock awards made during the year, including a retention grant for Mr. Gandhi. Performance share units granted during 2019 are reflected in the column at the full fair value based on the probable outcome of the performance criteria for the award on the grant date. The grant date values of the performance share units at the maximum possible payout are as follows: Mr. Chambers: $5,456,504; Mr. Gandhi: $367,629; Mr. Smith $1,449,949; Mr. Sandri: $1,189,670; and Ms. Harter $1,189,670. Mr. Thaman did not receive performance share units in the 2019 grant and Mr. McMurray forfeited his equity awards due to his voluntary termination. See Note 17 to the Consolidated Financial Statements included in our 2019 Annual Report for a discussion of the relevant assumptions made in such valuations. For further information on the 2019 awards, including the maximum potential payout based on the attainment of maximum funding, see the 2019 Grants of Plan-Based Awards table below.

(2)	The amounts reflected in this column for 2019 reflect payouts under the 2019 CIP to each NEO paid in 2020.
(3)

The amounts reflected in this column for 2019 consist of the increase in actuarial value of each NEO’s pension benefits in 2019. The total accrued pension value is reflected in the 2019 Pension Benefits table below. No above-market or preferential earnings on non-qualified deferred compensation are reported in this column.

(4)

For 2019, the amounts shown for Mr. Chambers, Mr. Thaman, Mr. Gandhi, Mr. Smith, Mr. Sandri, Ms. Harter and Mr. McMurray represent contributions made by the Company to the qualified savings plan and nonqualified deferred compensation plan.

The following table provides more detail behind the 2019 amounts reported in column (i) above:

NAME	QUALIFIED SAVINGS PLAN COMPANY CONTRIBUTION ($)	NONQUALIFIED DEFERRED COMPENSATION PLAN COMPANY CONTRIBUTION ($)	TOTAL: ALL OTHER COMPENSATION ($)
Brian D. Chambers	22,400	61,608	84,008
Michael H. Thaman	22,400	66,533	88,933
Prithvi S. Gandhi	22,400	21,572	43,972
Daniel T. Smith	22,400	60,844	83,244
Marico A. Sandri	22,400	38,249	60,649
Ava Harter	22,400	50,428	72,828
Michael C. McMurray	22,400	76,942	99,342

2019 Grants of Plan-Based Awards Table

The following table provides information regarding threshold, target and maximum award levels or full grant amounts under various compensation and incentive plans applicable to the NEOs. The narrative that follows describes such programs as reflected in the table. Actual payouts for the 2019 CIP are reflected in column (g) of the 2019 Summary Compensation Table. Funding and individual award amounts are determined as described in the narrative to these tables.

		ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Brian D. Chambers	2019 CIP (1)	—	1,066,925	2,133,849	—	—	—	—	—
	2019 RSU (2)	—	—	—	—	—	—	31,500	1,656,900
	2019 ROC PSU (3)	—	—	—	13,775	27,550	55,100	—	1,375,847
	2019 TSR PSU (3)	—	—	—	—	19,700	39,400	—	1,352,405
Michael H. Thaman	2019 CIP (1)	—	430,565	861,130	—	—	—	—	—
	2019 RSU (2)	—	—	—	—	—	—	38,000	1,998,800

Prithvi S. Gandhi	2019 CIP (1)	—	165,220	330,441	—	—	—	—	—
	2019 RSU (2)	—	—	—	—	—	—	3,100	163,060
	2019 ROC PSU (3)	—	—	—	775	1,550	3,100	—	77,407
	2019 TSR PSU (3)	—	—	—	—	1,550	3,100	—	106,408
	2019 Retention (4)	—	—	—	—	—	—	3,165	200,028

Daniel T. Smith	2019 CIP (1)	—	406,000	812,000	—	—	—	—	—
	2019 RSU (2)	—	—	—	—	—	—	8,400	441,840
	2019 ROC PSU (3)	—	—	—	3,650	7,300	14,600	—	364,562
	2019 TSR PSU (3)	—	—	—	—	5,250	10,500	—	360,413

Marcio A. Sandri	2019 CIP (1)	—	390,000	780,000	—	—	—	—	—
	2019 RSU (2)	—	—	—	—	—	—	6,800	357,680
	2019 ROC PSU (3)	—	—	—	3,000	6,000	12,000	—	299,640
	2019 TSR PSU (3)	—	—	—	—	4,300	8,600	—	295,195

Ava Harter	2019 CIP (1)	—	367,500	735,000
	2019 RSU (2)	—	—	—	—	—	—	6,800	357,680
	2019 ROC PSU (3)	—	—	—	3,000	6,000	12,000	—	299,640
	2019 TSR PSU (3)	—	—	—	—	4,300	8,600	—	295,195

Michael C. McMurray	2019 CIP (1)	—	532,000	1,064,000	—	—	—	—	—
	2019 RSU (2)	—	—	—	—	—	—	11,000	578,600
	2019 ROC PSU (3)	—	—	—	4,825	9,650	19,300	—	481,921
	2019 TSR PSU (3)	—	—	—	—	6,900	13,800	—	473,685

(1)

Reflects the NEO’s annual incentive opportunity under the CIP for the annual performance period commencing in 2019. Actual amounts paid out under the 2019 CIP are reflected in column (g) of the 2019 Summary Compensation Table. Funding and individual award amounts are determined as described in the narrative to these tables and the Compensation Discussion and Analysis above. The CIP provides no payout at or below threshold funding. Incentive payments are made only where plans fund above threshold.

(2)	Reflects the restricted stock units award granted to each NEO on February 6, 2019, which generally vests 25% per year over four years.
(3)

Reflects the long-term incentive opportunity granted to the NEO under the 2016 Stock Plan for the performance period commencing in 2019. Performance share units (PSU) were granted on February 6, 2019 and will generally vest at the end of the three-year performance period depending on performance results. Funding and individual award amounts are determined as described in the narrative to these tables and the Compensation Discussion and Analysis above. ROC PSU awards provide a 50% payout at threshold performance and no payout below threshold performance. TSR PSU awards provide no payout at or below threshold funding. Shares are distributed only where the plan funds above threshold. The value of PSUs reflected in column (j) is the fair value based on the probable outcome of the performance criteria for the award on the grant date. See Note 17 to the Consolidated Financial Statements included in our 2019 Annual Report on Form 10-K for a discussion of the relevant assumptions made in such valuations.

(4)	Reflects the retention grant of Restricted Stock Units awarded to Mr. Gandhi (three-year cliff vesting) under the 2019 Stock Plan.

Narrative to 2019 Summary Compensation Table and 2019 Grants of Plan-Based Awards Table

Base Salary, Severance and Certain Other Arrangements

During 2019, each of the NEOs participated in the Company’s compensation and benefits programs for salaried employees as described here and reflected in the tables and accompanying footnotes. Each NEO receives an annual base salary as reflected in the 2019 Summary Compensation Table above. The amount of such base salary as a component of the total compensation is established and reviewed each year by the Compensation Committee, and is described above in the Compensation Discussion and Analysis. Severance arrangements with each of the NEOs are as described below in the Potential Payments Upon Termination or Change-In-Control section.

Annual Corporate Incentive Plan (“CIP”)

Owens Corning maintains the CIP, in which all salaried employees participate, with specific Company performance criteria adopted annually. Each of the NEOs is eligible to receive annual cash incentive awards based on his individual performance and corporate performance against annual performance goals set by the Compensation Committee. Under the CIP for the 2019 annual performance period, the funding measures set by the Compensation Committee were based on consolidated adjusted EBIT and EBIT for the Composites, Insulation, and Roofing businesses respectively. Cash awards paid to the NEOs under the CIP for the 2019 performance period are reflected in column (g) of the 2019 Summary Compensation Table above and the range of award opportunities under the 2019 CIP is reflected in the 2019 Grants of Plan-Based Awards Table above.

Long-Term Incentive Program (“LTIP”)

Owens Corning maintains a LTIP applicable to certain salaried employees as selected by the Compensation Committee, including each of the NEOs. The plan is designed to align participant compensation with the attainment of certain longer-term business goals established by the Compensation Committee.

In 2019, the Company’s stockholders approved the Owens Corning 2019 Stock Plan, which replaced the Owens Corning 2016 Stock Plan. In this Proxy Statement, we refer to the stock plan in place at the relevant time as the “Stock Plan.” The Stock Plan provides for participation by employees, management and directors and authorizes grants of stock options, stock appreciation rights, stock awards, restricted stock awards, restricted stock units, bonus stock awards, performance stock awards and performance share units. The 2016 Stock Plan document was filed with the SEC in connection with the 2016 Proxy Statement. The 2019 Stock Plan document was filed with the SEC in connection with the 2019 Proxy Statement.

The LTIP utilizes PSUs with three-year performance cycles, adopted annually, with payouts under the program dependent upon corporate performance against performance goals set by the Compensation Committee for each cycle. The outstanding three-year cycles as of December 31, 2019 include: January 1, 2017 through December 31, 2019; January 1, 2018 through December 31, 2020; and January 1, 2019 through December 31, 2021. Estimated future payouts of awards under the 2019-2021 cycle are reflected in the 2019 Grants of Plan-Based Awards Table above.

The award shown in the 2019 Grants of Plan-Based Awards Table represents the NEO’s opportunity to earn the amount shown in the “maximum” column of the table if the maximum performance goal established by the Compensation Committee at the beginning of the performance period are attained or exceeded during the performance period. In the event the maximum performance goal is not attained, then the NEOs may earn the amounts shown in the “target” column if the target level of performance is attained, or amounts below the “target” level if lower level of performance is attained. Participants will earn intermediate amounts for performance between the maximum and target levels, or between the target and threshold levels.

For the performance period commencing in 2019, the LTIP provides an award under the Owens Corning Stock Plan in three separate components: (1) Restricted Stock Unit awards granted under the LTIP generally vest and restrictions lapse 25% per year over four years, based on continued employment during the vesting period; (2) Return on Capital (“ROC”) PSUs awards granted under the LTIP generally vest at the end of the three-year performance period, and are settled in shares based on the performance of the Company against pre-established performance criteria; and (3) Relative Total Shareholder Return (“TSR”) PSUs awards granted under the LTIP generally vest at the end of the three-year performance period, and are settled in shares based on the performance of the Company against pre-established relative TSR performance criteria.

For 2019, Mr. Gandhi received a one-time retention award with three-year “cliff” vesting.

CEO Pay Ratio

The Securities and Exchange Commission (“SEC”) has adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the Chief Executive Officer. The following pay ratio disclosure is the Company’s reasonable, good faith estimate based upon the permitted methodology described below, pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K:

PROCESS	ASSUMPTIONS	2019 TOTAL COMPENSATION

1)  As of October 1, 2019, we employed 19,898 full and part-time active employees (excluding our CEO) at our parent company and consolidated subsidiaries (“Global Population”).

2)  We excluded 842 non-U.S. employees (or 4.2% of the Global Population) from the Global Population in accordance with SEC rules*.

3)  After these exclusions, our adjusted Global Population was 19,056 employees.

4)  For each employee who was included in our adjusted Global Population, we determined the employee’s total cash compensation (base salary, overtime, guaranteed compensation and bonus compensation) from our payroll system for the 12-month period ended on September 30, 2019.

5)  Based on each employee’s total cash compensation, we then identified the median employee from our adjusted Global Population.

1)  Each non-U.S. employee’s total cash compensation was converted from local currency to U.S. dollars using the closing spot foreign exchange rate on September 30, 2019.

2)  The annual total compensation for our CEO is an annualized estimate of base salary and bonus plus the actual stock and other compensation reported on the 2019 Summary Compensation Table, which represents the compensation that would have been reported for our CEO for 2019 in the “Total” column (column (j)) of our 2019 Summary Compensation Table of this Proxy Statement, had he been in this role all year.

3)  The annual total compensation for our median employee represents the amount of such employee’s compensation for 2019 that would have been reported in the 2019 Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee had been a Named Executive Officer for 2019.

The annual total compensation of our CEO as of October 1, 2019, Mr. Chambers: $6,351,566.

Median of the annual total compensation of all employees (except the CEO): $55,090.

Based on the above information, for 2019 the ratio of the median of the annual total compensation of all employees to the annual total compensation of the CEO was approximately 1 to 115. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.

* Breakdown of our total Global Population: USA (8,520 employees), non-U.S. (11,378 employees). Countries (number of employees) excluded were as follows: Austria (3), Belarus (5), Czech Republic (248), Denmark (8), Estonia (10), Germany (96), Hong Kong (2), Japan (20), Latvia (9), Netherlands (172), Norway (9), Singapore (45), Slovakia (2), Spain (83), Switzerland (17), United Arab Emirates (1), and United Kingdom (112).

The following table sets forth information concerning unexercised options, stock awards that have not vested, and equity incentive plan awards for each NEO that were outstanding at the end of 2019.

Outstanding Equity Awards at 2019 Fiscal Year-End Table

	OPTION AWARDS				STOCK AWARDS
NAME	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)(1)	(c)	(d)	(e)	(f)(2)	(g)(3)	(h)(4)	(i)(3)
Brian D. Chambers	—	—	—	—	50,739	3,304,124	54,700	3,562,064
	7,600	—	42.16	2/6/2023	—	—	—	—
	9,100	—	37.65	2/5/2024	—	—	—	—
Michael H. Thaman	—	—	—	—	94,700	6,166,864	41,950	2,731,784
	102,400	—	33.73	2/1/2022	—	—	—	—
	86,000	—	42.16	2/6/2023	—	—	—	—
	90,500	—	37.65	2/5/2024	—	—	—	—
Prithvi S. Gandhi	—	—	—	—	11,990	780,789	5,000	325,600
	1,025	—	37.65	2/5/2024	—	—	—	—
Daniel T. Smith	—	—	—	—	27,112	1,765,533	19,650	1,279,608
	3,775	—	37.65	2/5/2024	—	—	—	—
Marcio A. Sandri	—	—	—	—	18,895	1,230,442	12,600	820,512
	6,700	—	33.96	2/2/2021	—	—	—	—
	8,400	—	33.73	2/1/2022	—	—	—	—
	7,200	—	42.16	2/6/2023	—	—	—	—
	8,000	—	37.65	2/5/2024	—	—	—	—
Ava Harter	—	—	—	—	26,778	1,743,783	15,800	1,028,896
	—	—	—	—	—	—	—	—
Michael C. McMurray	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—

(1)	Vested options expire on the tenth anniversary of the grant date.
(2)

Restricted Stock and Restricted Stock Units granted on February 3, 2016; February 1, 2017; January 31, 2018; and February 6, 2019 generally vests 25% per year over four years. The share amounts include the appointment grant for Mr. Chambers on July 30, 2018, the retention grant for Mr. Gandhi on September 30, 2019 and July 10, 2017, the retention grants for Mr. Smith and Ms. Harter on July 30, 2018 (2-year cliff vesting), the retention grants for Mr. Sandri onJuly 1, 2017 and March 30, 2018, the retention grant for Ms. Harter on June 14, 2017. Unless otherwise noted all appointment and retention grants made use of 3-year cliff vesting.

(3)	Market value reflects the closing price of the Company’s common stock as of the last trading day of 2019 of $65.12.
(4)	Reflects unvested stock-settled PSUs under the LTIP, at target performance.

2019 Option Exercises and Stock Vested Table

The following table sets forth the required information on NEO stock awards that vested and stock options that were exercised during 2019.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($) (1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($) (2)
Brian D. Chambers	—	—	25,100	1,308,122
Michael H. Thaman	—	—	169,700	8,843,096
Prithvi S. Gandhi (3)	—	—	7,046	377,796
Daniel T. Smith	—	—	30,750	1,602,559
Marico A. Sandri (4)	9,000	278,340	7,218	579,098
Ava Harter (5)	—	—	12,580	1,099,559
Michael C. McMurray (6)	21,100	534,991	37,527	2,080,830

(1)

Represents the pre-tax value realized on options that were exercised during the fiscal year, computed by multiplying the number of shares acquired upon exercise by the difference between the option’s strike price and the fair market value of Owens Corning common stock at the time of exercise.

(2)

Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired upon vesting by the closing market price of Owens Corning common stock on the vesting date.

(3)

Mr. Gandhi elected to defer 232 shares from the stock awards that vested during the fiscal year. He elected to receive these shares as a lump sum following termination, subject to the requirements of 409A of the Internal Revenue Code.

(4)

Mr. Sandri elected to defer 4,136 shares from the stock awards that vested during the fiscal year. He elected to receive these shares as a lump sum following termination, subject to the requirements of 409A of the Internal Revenue Code.

(5)

Ms. Harter elected to defer 9,230 shares from the stock awards that vested during the fiscal year. She elected to receive these shares as a lump sum two years after the vesting, subject to the requirements of 409A of the Internal Revenue Code.

(6)

Mr. McMurray elected to defer 2,605 shares from the stock awards that vested during the fiscal year. He elected to receive these shares as a lump sum two years after the vesting, subject to the requirements of 409A of the Internal Revenue Code.

2019 Pension Benefits Table

The following table sets forth the required information regarding pension benefits, as applicable, for the NEOs for 2019.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($) (1)	PAYMENTS DURING LAST FISCAL YEAR ($)
Brian D. Chambers	Qualified Plan (2)	—	—	—

	Top-Hat Plan (3)	—	—	—

	Total		—	—
Michael H. Thaman	Qualified Plan (2)	17.37	152,000	—

	Top-Hat Plan (3)	17.37	620,000	—

	Total		772,000	—
Prithvi S. Gandhi	Qualified Plan (2)	—	—	—

	Top-Hat Plan (3)	—	—	—

	Total		—	—
Daniel T. Smith	Qualified Plan (2)	0.30	5,000	—

	Top-Hat Plan (3)	—	—	—

	Total		5,000	—
Marcio A Sandri	Qualified Plan (2)	9.42	20,000	—

	Top-Hat Plan (3)	9.42	5,000	—

	Total		25,000	—
Ava Harter	Qualified Plan (2)	—	—	—

	Top-Hat Plan (3)	—	—	—

	Total		—	—
Michael C. McMurray	Qualified Plan (2)	1.08	11,000	—

	Top-Hat Plan (3)	1.08	1,000	—

	Total		12,000	—

(1)	These values are calculated in accordance with requirements of the Accounting Standards Codification No. 715.
(2)	Refers to benefits under the Company’s Cash Balance Plan or, if greater, under the Owens Corning Salaried Employees’ Retirement Plan maintained prior to 1996, as discussed below.
(3)	Refers to benefits under the Company’s non-qualified Supplemental Plan.

Owens Corning maintains a tax-qualified noncontributory defined benefit cash balance pension plan (the “Cash Balance Plan”) covering certain salaried and hourly employees in the United States, including certain NEOs. The Cash Balance Plan was adopted by Owens Corning in replacement of the qualified Salaried Employees’ Retirement Plan maintained prior to 1996, which we refer to as the “Prior Plan.” The Prior Plan provided retirement benefits primarily on the basis of age at retirement, years of service and average earnings from the highest three consecutive years of service. Under the Cash Balance Plan, for each year prior to January 1, 2010, eligible employees generally earned a benefit of 4% of such employee’s covered pay. This was referred to under the Cash Balance Plan as a “Pay Credit.” Covered pay was defined generally as base pay and certain annual incentive compensation amounts payable during the year. Effective January 1, 2010, the Cash Balance Plan was amended to eliminate Pay Credit accruals and was closed to new participation. Accrued benefits continue to earn monthly interest based on the average interest rate for five-year United States treasury securities. Employees with an accrued benefit under the Cash Balance Plan vest in that benefit once they have completed three years of service. Vested employees may receive their benefit under the Cash Balance Plan as a lump sum or as a monthly payment when they leave the Company.

As the Company transitioned from the Prior Plan to the current Cash Balance Plan, participating employees who were at least age 40 with 10 years of service as of December 31, 1995 became entitled to receive the greater of their benefit under the Prior Plan frozen as of December 31, 2000, or under the Cash Balance Plan.

Each participating NEO would have been entitled to payment of their vested accrued benefit under the tax-qualified plan in the event of a termination occurring on December 31, 2019, valued as a lump-sum payable as of that date as follows: Mr. Thaman, $168,471; Mr. Smith, $5,670; Mr. Sandri, $22,369; and Mr. McMurray, $12,830. Mr. Chambers, Mr. Gandhi and Ms. Harter do not participate in the Cash Balance Plan.

In addition to the tax-qualified pension plan, Owens Corning maintains supplemental pension benefits, including the Supplemental Plan that pays eligible employees leaving the Company the difference between the benefits payable under Owens Corning’s tax-qualified pension plan and those benefits that would have been payable except for limitations imposed by the Internal Revenue Code. The Supplemental Plan was amended to eliminate future accruals and was closed to new participation effective January 1, 2010. Some NEOs participate in both the tax-qualified pension plan and the Supplemental Plan.

Each eligible NEO would have been entitled to payment of their vested accrued benefit under the Supplemental Plan in the event of a termination occurring on December 31, 2019, valued as a lump-sum payable as of that date as follows: Mr. Thaman, $694,691; Mr. Sandri, $5,769; and Mr. McMurray, $1,641. Mr. Chambers, Mr. Gandhi, Mr. Smith and Ms. Harter do not participate in the Supplemental Plan.

NONQUALIFIED DEFERRED COMPENSATION

The Company has established an unfunded Deferred Compensation Plan under which eligible officers, including several of the NEOs, are permitted to defer some or all of their cash incentive compensation and up to 80% of their base salary. Officers may defer compensation until their separation from the Company, or may designate a set deferral period between two and ten years. They may elect to take their distribution as a lump sum, five annual installments, ten annual installments, or a set dollar amount.

In 2019, Owens Corning provided Company contributions to the accounts of eligible officers, including several of the NEOs, to restore Company contributions and matching contributions that were limited in the 401(k) Plan by the IRS. These contributions are deferred until separation, and officers may elect to defer payments for an additional two to ten years after separation. They may elect to take their distribution as a lump sum, five annual installments, ten annual installments, or a set dollar amount.

Officers may choose among mutual funds offered in the 401(k) Plan, as well as Owens Corning stock, for hypothetical investment of their account. Deferred amounts are credited with earnings or losses based on the rate of return of specified mutual funds and/or the value of Owens Corning stock. This plan is unfunded and unsecured, and all investments are hypothetical.

2019 Nonqualified Deferred Compensation Table

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR ($)(1)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)(2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR END ($)(3)
Brian D. Chambers (4)	73,467	61,608	50,573	—	450,886
Michael H. Thaman	—	66,533	150,122	—	850,825
Prithvi S. Gandhi (5)	18,212	21,572	44,552	—	235,359
Daniel T. Smith (6)	47,859	60,844	28,429	(12,302)	718,073
Marcio A. Sandri (7)	108,053	38,249	53,205	—	404,672
Ava Harter (8)	8,768	50,428	40,121		210,768
Michael C. McMurray (9)	62,857	76,942	47,505	—	771,376

(1)

This amount reflects the unfunded Company contribution to each account, to restore 401(k) Plan Company contributions and matching contributions that are limited by the IRS; this amount is included in “All Other Compensation” in the 2019 Summary Compensation Table.

(2)	The amounts do not reflect above-market or preferential earnings and are therefore not reported in the 2019 Summary Compensation Table.
(3)

The aggregate balance includes the following amounts that were reported in the Summary Compensation Table for each NEO in previous years: Mr. Thaman: $539,747; Mr. Chambers: $240,113; Mr. Smith: $494,293; and Mr. McMurray: $482,890.

(4)	The amount in the first column reflects the deferral of a portion of Mr. Chambers’ 2019 base salary, which is reflected as “Salary” in the 2019 Summary Compensation Table.
(5)	The amount in the first column reflects the deferral of a portion of Mr. Gandhi’s 2019 base salary, which is reflected as “Salary” in the 2019 Summary Compensation Table.
(6)

The amount in the first column reflects the deferral of a portion of Mr. Smith’s 2019 base salary, which is reflected as “Salary” in the 2019 Summary Compensation Table and 2018 CIP paid in 2019, which is reflected in “Non-Equity Incentive Plan Compensation” in the 2019 Summary Compensation Table.

(7)

The amount in the first column reflects the deferral of a portion of Mr. Sandri’s 2019 base salary, which is reflected as “Salary” in the 2019 Summary Compensation Table and 2018 CIP paid in 2019, which is not reflected in “Non-Equity Incentive Plan Compensation” in the 2019 Summary Compensation Table.

(8)

The amount in the first column reflects the deferral of a portion of Ms. Harter’s 2018 CIP paid in 2019, which is not reflected in “Non-Equity Incentive Plan Compensation” in the 2019 Summary Compensation Table for 2018.

(9)

The amount in the first column reflects the deferral of a portion of Mr. McMurray’s 2019 base salary, which is reflected as “Salary” in the 2019 Summary Compensation Table and 2018 CIP paid in 2019, which is reflected in “Non-Equity Incentive Plan Compensation” in the 2019 Summary Compensation Table for 2018.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company has entered into certain agreements and maintains certain plans under which the Company would provide compensation to NEOs in the event of a termination of employment or a change-in-control of the Company. The payment and benefit levels disclosed in the table below are determined under the various triggering events pursuant to these agreements that both define what constitutes the triggering event and provides those payments that would be due upon the occurrence of such events.

Severance agreements have been executed with and are in effect for Messrs. Chambers, Gandhi, Smith, Sandri and Ms. Harter which provide, under certain termination scenarios as reflected in the table below, for the payment of an amount equal to two times base salary and annual incentive compensation amounts plus continuation of health insurance coverage for a maximum period of one year. The severance agreements provide for payments upon a change-in-control only if the individual is also terminated for reasons other than cause in connection with the change-in-control. Payments under the severance agreements are made in cash and are paid in the same manner as the regular payroll payments over a 24-month period. Health care coverage provided under the severance agreements is provided in-kind.

The CIP and the PSU awards each contain provisions that require continued employment during the performance period in order to be eligible to receive a payout under the plans, absent a change-in-control. However, for death or disability which occurs during the performance period, the NEO may receive an award for that performance period; and in the case of retirement which occurs within the performance period the NEO may receive a pro-rated award for that performance period. CIP payments are made in one-time, lump-sum payments of cash following the performance period.

The Stock Plan provides, under certain circumstances as described above, for acceleration of vesting of restricted stock, restricted stock units, performance share units and option awards. Accelerated vesting of outstanding restricted stock, restricted stock units, performance share units and option awards may only occur upon death, disability or a change-in-control. In addition, prior stock option grants provide for two years to exercise the award, but no later than original expiration, in the event of retirement at age 55 and 5 years of service.

The NEOs are entitled, upon or following their termination, to their accrued benefits under the Supplemental Plan arrangements as described above. NEOs would also be entitled to the normal vested pension benefits and other vested benefits which are generally available to all salaried employees who terminate employment with the Company under various circumstances.

Upon the occurrence of any triggering event, the payment and benefit levels would be determined under the terms of the agreement. The specific definitions of the triggering events are set forth in detail in the agreements which have been filed as exhibits to prior disclosures. In addition, severance payments are paid contingent upon confidentiality, a mutual release and an agreement not to compete. Each of the retirement payments of vested accrued benefits that would have occurred upon a termination event described herein are set forth in the narrative to the 2019 Pension Benefits Table above.

PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL TABLE

(assumes termination or change-in-control as of December 31, 2019)

($ in thousands)

EVENT AND AMOUNTS	BRIAN D. CHAMBERS	MICHAEL H. THAMAN	PRITHVI S. GHANDI	DANIEL T. SMITH	MARCIO A. SANDRI	AVA A. HARTER
Voluntary Termination
No other payments due (as was the case for Mr. McMurray)	—	—	—	—	—	—
Retirement
No other payments due	—	—	—	—	—	—
Involuntary Termination for Cause
No other payments due	—	—	—	—	—	—
Involuntary Not-For-Cause Termination
CIP	619	250	96	235	226	213
Restricted Stock Awards (2)	—	—	—	—	—	—
Performance Share Units (3)	—	—	—	—	—	—
Cash Severance	4,204	255	1,065	1,972	1,820	1,785
Health Care Continuation (1)	16	5	6	11	16	15
Outplacement Services (1)	22	—	22	22	22	22
Termination Upon a Change-in-Control
CIP	619	250	96	235	226	213
Restricted Stock Awards (2)	3,304	6,167	781	1,766	1,230	1,744
Performance Share Units (3)	7,124	5,464	651	2,559	1,641	2,058
Cash Severance	4,204	255	1,065	1,972	1,820	1,785
Health Care Continuation (1)	16	5	6	11	16	15
Outplacement Services (1)	22	—	22	22	22	22
Change-in-Control with No Termination
Restricted Stock Awards (2)	3,304	6,167	781	1,766	1,230	1,744
Performance Share Units (3)	7,124	5,464	651	2,559	1,641	2,058
Pre-Retirement Death
CIP	619	250	96	235	226	213
Restricted Stock Awards (2)	3,304	6,167	781	1,766	1,230	1,744

(1)

Where eligible for such benefits, the amount includes both health care continuation coverage and/or outplacement services. The value of health care continuation is based on the Company’s net plan cost and the coverage category in which the executive is enrolled; this value assumes that the executive continues to pay the employee portion of the premium. The value of outplacement services assumes the maximum services available under the severance agreement. As a practical matter the actual value of such services is typically substantially less than the maximum.

(2)

For stock awards, vesting is generally incremental over a four-year period and any non-vested portion is forfeited upon termination. Vesting on these stock awards and appointment/retention awards is only accelerated in the case of death, disability, or change-in-control. The amounts reflected in the table are calculated based on the closing stock price as of December 31, 2019 of $65.12.

(3)

Performance Share Unit awards are not forfeited upon death or disability, but would vest in full as of the date of death or disability and payout would be determined consistent with performance only at the end of the performance period. The value of awards at the end of the performance period is uncertain and would reflect the performance against the established performance targets. For involuntary termination, voluntary termination, or for termination for cause occurring before vesting, these awards would be forfeited. As of December 31, 2019, Mr. Thaman and Mr. Sandri are eligible for pro-rata vesting upon retirement. Payout of Performance Share Unit awards is only accelerated in the case of a change-in-control. For this table it is assumed that Performance Share Units would pay out at maximum for a change-in-control, and disclosure is calculated based on the closing stock price as of December 31, 2019.

2019 NON-MANAGEMENT DIRECTOR COMPENSATION

The following table sets forth the compensation for 2019 of the non-management members of the Board of Directors. Employee directors do not receive additional compensation for such service. The narrative that follows the table describes the compensation programs applicable to the non-management directors during 2019.

NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($)(2)	TOTAL ($)
Cesar Conde (3)	28,148	42,267	70,415
Eduardo E. Cordeiro	—	65,296	65,296
Adrienne D. Elsner	94,000	141,039	235,039
Brian J. Ferguson	—	244,972	244,972
Ralph F. Hake	94,000	141,039	235,039
Edward F. Lonergan	—	250,016	250,016
Maryann T. Mannen	98,000	147,011	245,011
W. Howard Morris	94,000	141,039	235,039
Suzanne P. Nimocks	100,000	149,982	249,982
John D. Williams	—	275,021	275,021

(1)	Includes the cash amount of the annual retainers for service on the Board and in certain Board leadership positions for 2019.
(2)

The amounts shown in this column relate to stock granted as the equity component of the directors’ retainers under the Stock Plan. The amounts shown reflect the aggregate grant date fair value with respect to all stock granted during 2019.

(3)	Mr. Conde retired from the Board in 2019.

Non-Employee Director Compensation

We have designed our Non-Employee Director Compensation program to: (i) align directors’ interests with the long-term interests of our stockholders; (ii) attract and retain outstanding director candidates with diverse backgrounds and experiences; and (iii) recognize the substantial time commitment required to serve as an Owens Corning director. At least every two years, the Compensation Committee reviews the Company’s director compensation program to determine whether it remains consistent with these objectives as well market median positioning. When making its recommendations, the Compensation Committee considers director compensation levels at the same group of companies used to benchmark the NEOs’ compensation, and takes advice from and reviews data compiled by Consultant. See “Competitive Positioning” on page 28.

During 2019, the Company compensated each non-management director pursuant to a standard annual retainer arrangement that does not involve the payment of meeting fees. This arrangement provides for an annual retainer and annual chair retainer as approved by the Compensation Committee. Each non-management director received an annual Board retainer of $235,000. The Chair of Compensation, Governance and Finance Committees received an additional annual retainer of $15,000, prorated if only part of the year was served in the Chair position. The Chair of the Audit Committee received an additional annual retainer of $20,000, and the Lead Independent Director received an additional annual retainer in the amount of $25,000. All retainers were paid in a combination of stock and cash based on the director’s election (subject to a minimum 60% stock requirement). Stock compensation for annual retainers may be deferred beyond the distribution date pursuant to a written election executed prior to the start of the year. The annual retainers are otherwise paid on a quarterly basis. Non-management directors receive no perquisites.

Our stock ownership guidelines currently provide that each non-management director must own stock with a value of five times the maximum cash retainer. As of the date of this Proxy Statement, all non-management directors with more than three years of tenure on the Board hold stock in excess of the ownership guidelines.

Owens Corning established a Deferred Compensation Plan, effective January 1, 2007, under which non-management directors have been permitted to defer some or all of their cash compensation for annual retainer, annual chair retainer and meeting fees. Such deferred cash compensation will be credited to an individual account and will accrue gains or losses under notional investment funds available under the plan and as selected by the director (the available fund options include a fund indexed to Company common stock). The Company does not contribute, nor does it match, any amounts deferred by directors.

EQUITY COMPENSATION PLAN INFORMATION

Information regarding Owens Corning’s equity compensation plans as of December 31, 2019, is as follows:

	(a)	(b)	(c)

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (2)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	414,800	$37.79	4,103,046
Equity compensation plans not approved by security holders	—	—	—

Total	414,800	$37.79	4,103,046

(1)

Relates to the Owens Corning 2019 Stock Plan, which authorizes the grant of stock options, stock appreciation rights, restricted stock units, bonus stock awards and performance share awards. Because this amount covers performance awards, it may overstate actual dilution.

(2)	Restricted stock units and performance share units are not taken into account in the weighted-average exercise price as such awards have no exercise price.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2020, subject to ratification by our stockholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to answer questions. They also have the opportunity to make a statement if they desire to do so.

We are asking our stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020. Although ratification is not required by our bylaws or otherwise, the Board has submitted the selection of PricewaterhouseCoopers LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors and the Audit Committee recommend a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020.

PROPOSAL 3

APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION

The Company is presenting the following proposal, which gives stockholders the opportunity to cast a non-binding vote to approve the 2019 compensation of our named executive officers by voting for or against the resolution below. This resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Consistent with the preference expressed by our stockholders, the Company will hold this advisory vote on an annual basis (the next vote is anticipated to be held at the 2021 Annual Meeting) until the next non-binding vote on the frequency with which advisory votes to approve named executive officer compensation should be held.

In considering your vote, we encourage you to review the Compensation Discussion and Analysis section and the compensation tables and narratives in this Proxy Statement. The Company believes its compensation philosophy and programs are strongly linked to performance and results and appropriately aligned with the interests of stockholders.

•

Compensation opportunities are generally competitive with market median practices. Actual compensation levels may exceed target levels to the extent Company and individual performance exceeds expectations. In the event performance is below targeted levels, actual pay levels may be below target levels.

•	A significant majority of total compensation is performance-based.
•

Executives are appropriately focused on achieving annual financial and operational goals through the Company’s annual Corporate Incentive Plan and on maximizing stockholder value over the long term, through grants of restricted stock units and performance share units.

Accordingly, the Company is asking stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narratives and any related disclosure in the Proxy Statement.”

While our Board of Directors and Compensation Committee intend to consider carefully the stockholder vote resulting from the proposal, the final vote will not be binding and is advisory in nature.

The affirmative vote of a majority of the votes that could be cast by the holders of all stock entitled to vote that are present in person or by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers.

The Board of Directors recommends that you vote FOR approval, on an advisory basis, of the compensation of our named executive officers.

PROPOSAL 4

APPROVAL OF THE AMENDED AND RESTATED OWENS CORNING EMPLOYEE STOCK PURCHASE PLAN

We are asking our stockholders to approve the Amended and Restated Owens Corning Employee Stock Purchase Plan, as amended and restated effective April 16, 2020 (referred to in this Proposal 4 as the ESPP) to increase the number of shares of common stock, par value $0.01 per share, available for issuance under the ESPP by 4,200,000 shares (which amount is in addition to the 2,000,000 shares previously authorized for issuance under the ESPP, bringing the total number of authorized shares under the ESPP document to 6,200,000), with the share increase representing approximately 4% of our shares of common stock outstanding as of February 14, 2020. We adopted the ESPP so we could offer employees of Owens Corning and eligible subsidiaries the opportunity to purchase Owens Corning common stock at a discounted price as an incentive for continued employment and to help align their interests with those of our stockholders. We are proposing an increase in the number of shares available for issuance under the ESPP to help us to continue providing this benefit to new and current employees. Stockholder approval of the ESPP is also being sought for the purpose of qualifying certain shares of common stock issued under the ESPP for special tax treatment under Section 423 of the U.S. Internal Revenue Code (referred to in this Proposal 4 as the Code).

If the ESPP, as amended and restated, is approved, it is expected that there will be sufficient shares available under the ESPP to satisfy our needs under the ESPP for approximately 10 more years, but the shares available under the ESPP could last for a different period of time if actual practice does not match current expectations or our share price changes materially.

Our Compensation Committee (“Committee”) approved the ESPP on February 5, 2020 and our Board of Directors adopted the ESPP on February 6, 2020, subject to stockholder approval. The ESPP, as amended and restated, is effective as of such date, subject to stockholder approval on or before the 12-month anniversary of the effective date. If the ESPP, as amended and restated, is not approved by stockholders by such 12-month anniversary, then it will cease to be effective, and the ESPP as in effect prior to such amendment will continue in effect in accordance with its terms.

As of the close of enrollment for our most recent offering period under the ESPP, November 24, 2019, there were 2,451 employees participating in the ESPP, representing approximately 29% of our employees who are eligible to participate in the ESPP.

As of February 19, 2020, an aggregate of 297,311 shares of common stock remained available for future issuance under the ESPP. Our Board of Directors has, subject to stockholder approval of this Proposal 4, increased the aggregate number of shares of our common stock issuable under the ESPP by 4,200,000 shares. The number of employees eligible to participate in the ESPP has increased by approximately 1,050 people since the last time our stockholders approved shares issuable under the ESPP. Our Board of Directors believes the proposed share increase is in the best interests of Owens Corning and its stockholders and will help us continue to provide our employees with the opportunity to acquire an ownership interest in Owens Corning through their participation in the ESPP.

Description of the ESPP

The material terms and provisions of the ESPP, as amended and restated, are summarized below. This summary, however, does not purport to be a complete description of the ESPP, as amended and restated. The following summary of the ESPP is qualified in its entirety by reference to the complete text of the ESPP, as amended and restated, a copy of which is included as Annex A to this Proxy Statement. Any stockholder that wishes to obtain a paper copy of the plan document may do so by written request to: Corporate Secretary, Owens Corning, One Owens Corning Parkway, Toledo, Ohio 43659.

As further described in this Proposal 4, the ESPP has been amended and restated to provide for:

•	an increase in the ESPP’s share reserve by 4,200,000 shares; and

•	certain clarifying amendments to ease administration and eliminate potential ambiguities in ESPP interpretation.

Purpose of the ESPP

The purpose of the ESPP is to offer employees an opportunity to purchase stock directly from Owens Corning at a discounted price, and align wealth creation opportunities with those of stockholders. The ESPP will broaden employee access to Owens Corning stock, by offering all employees the opportunity to purchase through convenient payroll deductions.

The ESPP will be offered initially in the United States, and may be offered outside of the United States in the future based on demand and local regulatory constraints.

Eligibility

All employees of the United States’ subsidiaries of Owens Corning will be eligible to participate in the ESPP, except for temporary employees who work less than five months per year. A new hire will be eligible to enroll during the next enrollment window following his or her date of hire. A terminating employee will generally be withdrawn from the plan and refunded any contributions made as of their date of termination.

The Committee may delegate the determination of eligibility requirements and participating subsidiaries to the Company. Non-United States subsidiaries are currently excluded from participation, but may be added in the future.

As of the close of enrollment for our most recent offering period under the ESPP, November 24, 2019, Owens Corning had approximately 8,427 employees who were eligible to participate in the ESPP. The basis for participation in the ESPP is meeting the eligibility requirements and electing to participate.

Offering Periods

The first offering period under the amended and restated ESPP will commence on June 1, 2020 and will have a six-month duration, closing on November 30, 2020. Subsequent non-overlapping offering periods will follow every six months, with stock purchases occurring at the end of each offering. The Committee has the authority to change the timing and duration of future offering periods.

Participation

Eligible employees may elect to participate in the plan by making an election to contribute a percentage of their after-tax compensation through payroll deduction. Elections must be made in whole percentages with a minimum of 1% and a maximum of 15%. The contribution election will generally be taken during an enrollment period in the month preceding the opening of the offering period. Contribution elections will generally be maintained for future offerings unless the employee elects to change the rate of contribution during an enrollment period or elects to withdraw from the plan. Increases to the contribution rate, or decreases to the contribution rate (other than to suspend future contributions) are not permitted outside of enrollment windows.

Eligible Compensation

Compensation under the ESPP is defined as all base straight time salary and wages, but excludes all other forms of compensation. Cash-based incentive compensation and sales commissions are excluded from Compensation under the ESPP.

Participant Accounts

Unfunded accounts will be established for each participant to accumulate payroll deductions. No interest shall accrue on a participant’s payroll deductions or any other amount credited to the account. Participants will be provided with information related to account activity, including balances, payroll deductions, purchase prices and shares purchased.

Purchase of Common Stock

At the end of an offering period, the balance of the participants’ accounts will be used to purchase full shares of Owens Corning common stock, subject to a limit of 4,000 shares in any single offering. The purchase price will be no less than 85% of the lower of the fair market value of Owens Corning common stock at the beginning and ending of the offering period. Fractional shares may not be purchased, and any remaining contributions that are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent offering period.

No employee shall be authorized to purchase common stock through this program if, immediately after the purchase, such employee (or any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent of the Company or any Subsidiary, and (ii) no participant shall be entitled to purchase stock under this plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any participating subsidiary, exceeds $25,000 in fair market value, determined as of the grant date (or such other limit as may be imposed by the Code) for each calendar year in which any option granted to the participant under any such plans is outstanding at any time.

Shares of common stock will be issued to participants as promptly as administratively feasible after each purchase date.

As of February 14, 2020, the closing price of our common stock as reported on the New York Stock Exchange was $63.82 per share.

Transferability

Shares may not be transferred out of the participant account until the later of (a) 2 years from the beginning of the applicable offering period and (b) 1 year from the applicable purchase date. However, shares may be sold during this period.

Withdrawal and Termination of Employment

During an offering period, an employee may elect to reduce their contribution to 0% or may elect to fully withdraw from the plan at any time up to 30 days prior to the end of the offering period. If a participant requests to withdraw from the plan, contributions made during the current offering period will be refunded in full. Partial withdrawals are not permitted.

Upon termination of a participant’s employment for any reason more than 30 days prior to the purchase date, the employee will be withdrawn from the plan and contributions will be refunded. The purchase will proceed for participants who terminate within 30 days prior to the purchase date.

Authorized Shares

The total number of shares of common stock currently reserved for issuance over the term of the ESPP is 2,000,000. As of February 19, 2020, an aggregate of 1,702,689 shares of common stock have been issued to employees under the ESPP, and 297,311 shares of common stock remained available for future issuance. Assuming that this Proposal 4 is approved by the stockholders, the total number of shares of common stock reserved for issuance under the ESPP, as amended and restated, will be increased by 4,200,000 to 6,200,000 shares, 4,497,311 shares would remain available to be used pursuant to Section 423 purchase rights. The shares of common stock issuable under the ESPP may be made available from authorized but unissued shares of common stock or from shares of common stock we reacquire, including shares of common stock repurchased on the open market. If any right to purchase shares of common stock granted under the ESPP terminates for any reason without having been exercised, the shares of common stock not purchased under such right will again become available for issuance under the ESPP.

Administration

The ESPP shall be administered by the Committee. Subject to the terms of the ESPP, the Committee shall have the power to construe the provisions of the ESPP, to determine all questions arising hereunder, and to adopt and amend such rules and regulations for administering the ESPP as the Committee deems desirable. The Committee may delegate to any committee, person (whether or not an employee of the Company or a participating subsidiary) or entity any of its responsibilities or duties hereunder.

Amendment or Termination

The Board of Directors or Committee may at any time and for any reason terminate or amend the ESPP. Except as specifically provided for in the ESPP, no amendment or termination may make any change in any option previously granted under the ESPP that adversely affects the rights of any participant. Without shareholder consent and without regard to whether any participant’s rights may be considered to have been “adversely affected,” the Committee may change the offering periods, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with amounts withheld from the participant’s compensation, and establish other limitations or procedures as the Committee determines in its sole discretion are advisable and consistent with the ESPP. The Company will obtain shareholder approval of any ESPP amendment to the extent necessary and desirable to comply with Section 423 of the Code, or any successor rule or statute, or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the common stock is listed or quoted. Such shareholder approval, if required, will be obtained in a manner and to a degree as may be required by applicable law, rule or regulation.

Federal Tax Consequences

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under the Code, no taxable income is recognized by the participant with respect to shares purchased under the ESPP either at the time of enrollment or at any purchase date within an offering period.

If the participant disposes of shares purchased pursuant to the ESPP more than two years from the applicable grant date, more than one year from the applicable purchase date, the participant will recognize ordinary income equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition over the purchase price, or (2) 15% of the fair market value of the shares on the Grant Date. Any gain on the disposition in excess of the amount treated as ordinary income will be long-term capital gain. The Company is not entitled to take a deduction for the amount of the discount in the circumstances indicated above.

If the participant disposes of shares purchased pursuant to the ESPP within two years after the Grant Date or one year after the purchase date, the employee will recognize ordinary income on the excess of the fair market value of the stock on the purchase date over the purchase price. Any difference between the sale price of the shares and the fair market value on the purchase date will be capital gain or loss. The Company is entitled to a deduction from income equal to the amount the employee is required to report as ordinary compensation income.

The federal income tax rules relating to employee stock purchase plans qualifying under Section 423 of the Code are complex. Therefore, the foregoing outline is intended to summarize only certain major federal income tax rules concerning qualified employee stock purchase plans.

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee makes his or her own decision whether and to what extent to participate in the ESPP. In addition, our Board of Directors has not approved any grants of purchase rights that are conditioned on stockholder approval of the amendment to our ESPP. Accordingly, we cannot currently determine the benefits or number of shares that will be received in the future by individual employees or groups of employees under the ESPP. Our non-employee directors are not eligible to participate in the ESPP.

The table below shows, as to the listed individuals and specified groups, the number of shares of common stock purchased under the ESPP during 2019:

OWENS CORNING EMPLOYEE STOCK PURCHASE PLAN

Name and Position	Number of Shares of Common Stock Purchased in 2019(1)
Brian D. Chambers President and Chief Executive Officer	None
Michael H. Thaman Executive Chairman and Former Chief Executive Officer	None
Prithvi S. Gandhi Vice President, Interim Chief Financial Officer	None
Daniel T. Smith Senior Vice President, Chief Growth Officer	490
Marcio A. Sandri President, Composites	474
Ava Harter Senior Vice President, General Counsel and Secretary	376
Michael C. McMurray Former Senior Vice President and Chief Financial Officer	None
All executive officers as a group (10 persons)	3,220
All directors who are not executive officers as a group (2)	—
All employees, excluding executive officers, as a group (2,408 persons as of December 1, 2019)	390,010

(1)    The aggregate numbers of shares of common stock purchased through options under the ESPP since its adoption through February 19, 2020, by Mr. Chambers, Mr. Thaman, Mr. Gandhi, Mr. Smith, Mr. Sandri, Ms. Harter and Mr. McMurray, all current executive officers as a group, all directors who are not executive officers as a group, each director nominee (other than Mr. Thaman), the associates of such directors, executive officers or nominees, and all employees (excluding executive officers) as a group (no one person received 5% of the options available under the ESPP), were 457; none; none; 3,265; 2,409; 1,012; none; 15,840; none; none; none; and 1,686,849, respectively.

(2)    Non-employee directors are not eligible to participate in the ESPP.

The Board of Directors unanimously recommends a vote FOR approval of the Owens Corning Employee Stock Purchase Plan.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, and SEC regulations require Owens Corning’s directors, certain officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Owens Corning undertakes to file such forms on behalf of our current reporting directors and officers pursuant to a power of attorney given to certain attorneys-in-fact. Reporting directors, officers and greater than ten percent stockholders are also required by the SEC rules to furnish Owens Corning with copies of all Section 16(a) reports they file.

Based solely on our review of copies of such reports received and/or written representations from such reporting directors, officers and greater than ten percent stockholders, Owens Corning believes that all Section 16(a) filing requirements applicable to its reporting directors, officers and greater than ten percent stockholders were complied with during fiscal year 2019, except for one Form 4 reporting an acquisition through inheritance of 200 shares of Owens Corning common stock by Mr. W. Howard Morris in 2015 that was inadvertently not timely filed. This transaction was reported with the filing of a Form 4 on July 30, 2019.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,

NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Under the rules of the SEC, if a stockholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2021 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices at One Owens Corning Parkway, Toledo, Ohio 43659 by November 12, 2020. However, in the event that we hold our 2021 Annual Meeting of Stockholders more than 30 days before or 30 days after the one-year anniversary date of the 2020 Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. The proposal should be sent to the attention of the Secretary of the Company.

Under our bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders. These procedures provide that for nominations of director nominees and/or another item of business to be properly brought before an Annual Meeting of Stockholders, a stockholder must give timely notice of such nomination or other item of business in writing to the Secretary of the Company at our principal executive offices and such other item of business must otherwise be a proper matter for stockholder action. If you are a stockholder and desire to introduce a nomination or propose an item of business at our 2021 Annual Meeting of Stockholders, you must deliver the notice of your intention to do so:

•

not earlier than December 17, 2020 and not later than January 16, 2021 if the date of the 2021 Annual Meeting is held within 30 days before or 60 days after the first anniversary of this year’s Annual Meeting;

•

not earlier than the 120th day prior to the date of the 2021 Annual Meeting and not later than the later of the 90th day prior to the date of the 2021 Annual Meeting and the 10th day following the day on which a public announcement of the date of the 2021 Annual Meeting is first made by the Company if the date of the 2021 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the date of this year’s Annual Meeting; or

•

in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors by January 6, 2021 only with respect to nominees for any new positions created by such increase, not later than the 10th day following the day on which such public announcement is made by the Company.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials relating to the meeting will use their discretion in voting at the meeting.

The Board is not aware of any matters that are expected to come before the 2020 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named as proxies intend to vote the proxies in accordance with their best judgment.

The chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Whether or not you plan to attend the Annual Meeting, your vote is important. Please vote on the Internet, by telephone or by mail.

If you vote by telephone, the call is toll-free. No postage is required for mailing in the United States if you vote by mail using the enclosed prepaid envelope.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Owens Corning on behalf of the Company of proxies to be voted at the 2020 Annual Meeting and at any adjournment or postponement thereof. On or about March 13, 2020, we began distributing these proxy materials to stockholders.

How can I attend the Annual Meeting?

You are invited to attend the Annual Meeting on April 16, 2020, beginning at 10:00 a.m., Eastern Daylight Time. The Annual Meeting will be held at the offices of Jones Day, 250 Vesey Street, New York, New York 10281. For admission to the Annual Meeting, you must have been a shareholder at the close of business on February 18, 2020 (“Record Date”). Only stockholders who are eligible to vote at the Annual Meeting or their authorized representatives will be admitted. Stockholders must present one form of current, government-issued, personal photo identification to be admitted to the Annual Meeting. If you are a beneficial owner of shares, you also must present a brokerage statement or other proof of ownership on the record date to be admitted. We reserve the right to prohibit cameras, recording equipment, electronic devices, large bags, briefcases or packages to be carried into the Annual Meeting. Seating will be limited.

As part of our contingency planning regarding the coronavirus (or COVID-19), we are preparing for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance through a public filing with the Securities and Exchange Commission, and details will be available at www.owenscorning.com/proxy.

Who is entitled to vote at the Annual Meeting?

Holders of Owens Corning common stock at the close of business on February 18, 2020, the record date for the Annual Meeting, are entitled to receive this Proxy Statement and to vote their shares at the Annual Meeting. As of that date, there were 108,243,893 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. All stockholders of record may vote in person at the Annual Meeting. Stockholders of record may also be represented by another person by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot in order to vote at the Annual Meeting.

The names of stockholders of record entitled to vote at the Annual Meeting will be available for any purpose germane to the meeting at the Annual Meeting and for ten days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at One Owens Corning Parkway, Toledo, Ohio, 43659 by contacting the Secretary of the Company.

How do I vote?

You may vote using one of the following methods:

•	vote through the Internet at www.proxyvote.com using the instructions included on the proxy card or voting instruction card;
•	vote by telephone using the instructions on the proxy card or voting instruction card;
•	complete and return a written proxy or voting instruction card;
•	smart QR Code; or
•	attend and vote at the Annual Meeting. (See “Who is entitled to vote at the Annual Meeting?”)

Your vote is important. Please vote promptly.

Will my shares be voted if I do not provide instructions to my broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker (as the record holder of the shares) is required to vote those shares in accordance with your instructions. If you do not provide instructions, your broker will not be able to vote your shares on “non-discretionary” proposals. The only item at the Annual Meeting that is “discretionary” is ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Accordingly, if you are a beneficial owner, your broker or other holder of record is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the stockholder of record does not receive voting instructions from you.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;
•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker or other holder of record.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

What are the voting requirements to elect the directors and to approve the proposals discussed in this Proxy Statement?

The presence of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum.

•	Election of Directors

Your proxy will vote for each of the ten nominees unless you specifically vote against any of the nominees or abstain from voting with respect to a director’s election. Director nominees are elected to the Board at the Annual Meeting by a majority of votes cast. Pursuant to our bylaws, majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. “Votes cast” shall include votes against a director and shall exclude abstentions and broker non-votes with respect to a director’s election. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee for the Board of Directors who would be unable to serve if elected.

•	Ratification of the Selection of PricewaterhouseCoopers LLP

Although ratification is not required by our bylaws or otherwise, we are asking our stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020. The affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. This proposal is considered a “discretionary” proposal and, as a result, we do not expect broker non-votes on this proposal.

•	Say on Pay

The affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote on this proposal and, as a result, broker non-votes will not have any effect on this proposal.

•	Approval of the Amended and Restated Owens Corning Employee Stock Purchase Plan

The affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve the amendment and restatement of the Owens Corning Employee Stock Purchase Plan. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote on this proposal and, as a result, broker non-votes will not have any effect on this proposal.

Could other matters be decided at the Annual Meeting?

At the time this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. However, if other matters should be properly presented at the meeting, the proxy holders will have the discretion to vote your shares in accordance with their best judgment.

Who will tabulate the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election. Ava Harter and Omar Chaudhary have been appointed to serve as alternate inspectors of election in the event Broadridge is unable to serve.

Who will pay the cost of this proxy solicitation?

The Company will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission or facsimile transmission, and such persons will not receive additional compensation for their solicitation efforts. We have hired InnisFree M&A Incorporated to assist in the distribution and solicitation of proxies for a fee of $25,000, plus reasonable expenses, for these services.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” This procedure is designed to reduce the volume of duplicate information received at your household and helps us reduce our printing and mailing costs. Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting and Proxy Statement and accompanying documents, unless one or more of these stockholders notifies us otherwise.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting and Proxy Statement and accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above. Broadridge will, upon written or oral request, promptly deliver a separate copy of the Notice of Annual Meeting and Proxy Statement and the accompanying documents to a stockholder at a shared address to which a single copy of the annual report or proxy statement was delivered.

Beneficial owners can request information about householding from their brokers or other holders of record.

ANNEX A

OWENS CORNING

EMPLOYEE STOCK PURCHASE PLAN

(Amendment and Restatement Effective April 16, 2020)

1. Purpose. The purpose of this Plan is to provide eligible employees of the Company and its Participating Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions or other permitted contributions. Except as provided in Section 27, the Company intends that the Plan will qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code, and accordingly the Plan shall be construed consistently with such intent.

2. Definitions.

2.1 “Account” shall mean each separate account maintained for a Participant under the Plan, collectively or singly as the context requires. Each Account shall be credited with a Participant’s contributions, and shall be charged for the purchase of Common Stock. A Participant shall be fully vested in his or her Account at all times. The Committee may create special types of Accounts and subaccounts for administrative reasons.

2.2 “Board” shall mean the Board of Directors of the Company.

2.3 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.4 “Committee” shall mean the Compensation Committee of the Board, or any person or committee authorized by the Compensation Committee to administer the Plan pursuant to Section 16.

2.5 “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

2.6 “Company” shall mean Owens Corning, a Delaware corporation.

2.7 “Compensation” shall mean all base straight time salary and wages, but excluding all other forms of compensation, such as overtime premiums, annual incentives, commissions and bonuses.

2.8 “Employee” shall mean an individual who renders services to the Company or to a Participating Subsidiary pursuant to an employment relationship with such employer. A person rendering services to the Company or to a Participating Subsidiary purportedly as an independent consultant or contractor, a leased employee or a temporary worker engaged through an employment agency shall not be an Employee for purposes of the Plan.

2.9 “Enrollment Period” shall mean the period prescribed by the Committee preceding an Offering Period during which the Participant may elect to participate in such Offering Period.

2.10 “Fair Market Value” of a share of Common Stock on a given day shall be the closing transaction price of a share of Common Stock as reported on the New York Stock Exchange (or such other exchange on which shares of Common Stock are listed) on the date as of which such value is being determined or, if there shall be no reported transactions on such date, on the next preceding date for which a transaction was reported.

2.11 “Grant Date” means the first Trading Day of each Offering Period, as determined by the Committee and announced to eligible Employees.

2.12 “Offering Period” means the six consecutive month period commencing on each Grant Date; provided, however, that the Committee may declare, as it deems appropriate and in advance of the applicable Offering Period, a shorter or longer Offering Period, not to exceed 27 months in duration.

2.13 “Participant” shall mean an Employee who is participating in this Plan by meeting the eligibility requirements of Section 3 and electing to participate in the Plan in accordance with procedures prescribed by the Company.

2.14 “Participating Subsidiary” shall mean each Subsidiary of the Company which the Committee designates to participate in the Plan from time to time.

2.15 “Plan” shall mean this Owens Corning Employee Stock Purchase Plan, as amended or amended and restated from time to time.

2.16 “Purchase Date” shall mean the last Trading Day of each Offering Period.

2.17 “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock (i) on the Grant Date or (ii) on the Purchase Date, whichever is lower; provided, however , that the Committee may modify the manner in which the Purchase Price is determined by notifying Participants of such modification prior to the beginning of the Offering Period to which such modification relates, and provided that in no event shall such per share Purchase Price be less than the lesser of 85% of the Fair Market Value of a share of Common Stock (i) on the Grant Date or (ii) on the Purchase Date.

2.18 “Reserves” shall mean the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet purchased pursuant to the Plan.

2.19 “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary, as defined in Section 424(f) of the Code.

2.20 “Trading Day” shall mean a day on which national stock exchanges are open for trading.

3. Eligibility.

3.1 An Employee shall become eligible to participate in the Plan as of the first Grant Date on which he or she first meets all of the following requirements:

3.1.1. The Employee’s customary period of employment with the Company or a Participating Subsidiary is for more than five (5) months in any calendar year together with other eligibility requirements the Committee may establish consistent with Section 423 of the Code.

3.2 Notwithstanding any provisions of the Plan to the contrary, (i) no Employee shall be granted an option under the Plan if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent of the Company or any Subsidiary, and (ii) no Participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Participating Subsidiary, exceeds $25,000 in Fair Market Value, determined as of the Grant Date (or such other limit as may be imposed by the Code) for each calendar year in which any option granted to the Participant under any such plans is outstanding at any time.

3.3 For purposes of the Plan, eligibility shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or the Participating Subsidiary, to the extent permitted under Section 423 of the Code.

4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods, each beginning on a Grant Date specified by the Committee, until suspended or terminated in accordance with Section 19 hereof. The Committee shall have the power to change the duration of Offering Periods (including the Grant Dates applicable thereto) with respect to future offerings without stockholder approval if Participants are notified of such change prior to the scheduled Grant Date. The Committee will have the authority to establish additional or alternative sequential or overlapping Offering Periods, a different duration for one or more Offerings or Offering Periods or different commencement or ending dates for such Offering Periods with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months.

5. Participation.

5.1 An eligible Employee may become a Participant in the Plan by making an election, in the manner prescribed by the Company and during the applicable Enrollment Period, to contribute a percentage of such Employee’s Compensation to his or her Account through payroll deductions or other contributions permitted by the Committee.

5.2 Payroll deductions for a Participant with respect to an Offering Period shall commence on the first pay date in the applicable Offering Period and shall end on the last pay date in such Offering Period unless sooner terminated by the Participant as provided in Section 10 hereof.

6. Payroll Deductions.

6.1 At the time a Participant elects to participate in the Plan with respect to an Offering Period, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount, designated as a whole percentage not less than 1% and not exceeding 15%, of the Compensation which he or she receives on each payday during the Offering Period. During the Enrollment Period and in accordance with procedures prescribed by the Company, the Participant may increase or decrease the rate of his or her payroll deductions for the Offering Period commencing immediately following the end of such Enrollment Period. During an Offering Period, a Participant may reduce his or her payroll deductions to 0%, but otherwise may not increase or decrease his or her payroll deductions applicable to such Offering Period. Except for reductions in payroll deductions to 0%, as provided in this Section 6.1, or a Participant’s discontinuation of participation in accordance with Section 10 hereof, the latest payroll deduction election made by the Participant during an Enrollment Period shall remain in effect through the duration of the following Offering Period. The maximum number of Shares that can be purchased by a Participant during an Offering Period shall not exceed 4,000. Subject to the limitations set forth herein, the Committee may allow Participants to make contributions under the Plan in a form other than payroll deductions if payroll deductions are not permitted under applicable local law and, with respect to an offering intended to comply with Section 423 of the Code, the Committee determines that such other contributions are permissible under Section 423 of the Code.

6.2 All payroll deductions and other permitted contributions made by a Participant shall be credited to his or her Account under the Plan. A Participant may not make any contributions or payments to such Account other than through payroll deductions except to the extent expressly permitted by the Committee.

6.3 A Participant’s election under the Plan which is in effect as of the last day of an Offering Period shall continue in effect for the next following Offering Period unless the Participant affirmatively increases or decreases the rate of his or her payroll deductions or other permitted contributions for such subsequent Offering Period pursuant to Section 6.1 or terminates his or her participation for such Offering Period pursuant to Section 10.

6.4 Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3.2 hereof, a Participant’s payroll deductions or other permitted contributions may be suspended at any time during any Offering Period. In such case, payroll deductions or other permitted contributions for the next following Offering Period in which the Participant complies with Section 423(b)(8) of the Code and Section 3.2 hereof, shall resume at the rate most recently elected by such Participant, unless changed by the Participant with respect to such Offering Period pursuant to Section 6.1 or terminated by the Participant pursuant to Section 10.

6.5 At the time Common Stock is purchased under the Plan pursuant to the exercise of an option, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock acquired upon the exercise of an option. At any time, the Company may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefit attributable to the sale or early disposition of Common Stock by the Participant.

7. Option to Purchase Common Stock. On the Grant Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Purchase Date of such Offering Period, at the applicable Purchase Price, up to a number of shares of Common Stock determined by dividing such Employee’s payroll deductions and other permitted contributions accumulated during such Offering Period and retained in the Participant’s Account as of the Purchase Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3.2, 6.1 and 12 hereof. The purchase of Common Stock shall occur as provided in Section 8, unless the Participant has withdrawn from the Plan pursuant to Section 10, and the option shall expire on the last day of the Offering Period.

8. Purchase of Common Stock. Unless a Participant withdraws from the Plan as provided in Section 10.1 below, his or her option for the purchase of Common Stock shall be exercised automatically on the Purchase Date, and the maximum number of full shares subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions and other permitted contributions in his or her Account. No fractional shares of Common Stock shall be purchased, and any payroll deductions or other permitted contributions accumulated in a Participant’s Account which are not sufficient to purchase a full share shall be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10 hereof. Any other monies left over in a Participant’s Account after the Purchase Date shall be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

9. Issuance or Transfer of Shares. As promptly as practicable after each Purchase Date on which a purchase of shares occurs, the Company shall deliver the shares purchased by the Participant to a brokerage account established for the Participant at a Company-designated brokerage firm (a “Brokerage Account”). The Company may require that, except as otherwise provided below, the deposited shares may not be transferred (either electronically or in certificate form) from the Brokerage Account until the later of the following two periods: (i) the end of the two-year period measured from the Grant Date for the Offering Period in which the shares were purchased and (ii) the end of the one-year measured from the Purchase Date for that Offering Period. Such limitation shall apply both to transfers to different accounts with the same broker and to transfers to other brokerage firms. Any shares held for the required holding period may be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms. The foregoing procedures shall not limit in any way the Participant’s right to sell or dispose of the shares deposited to his or her Brokerage Account. Such procedures are designed solely to ensure that any sale of shares prior to the satisfaction of the required holding period is made through the Brokerage Account. However, shares may not be transferred (either electronically or in certificate form) from the Brokerage Account for use as collateral for a loan, unless those shares have been held for the required holding period. The foregoing procedures shall apply to all shares purchased by the participant under the Plan, whether or not the participant continues in Employee status.

10. Withdrawal; Termination of Employment.

10.1 During an Offering Period, a Participant may withdraw all but not less than all of the payroll deductions and other contributions credited to his or her Account and not yet used to purchase shares of Common Stock under the Plan by making a withdrawal election in the manner prescribed by the Company; provided, however, that except as provided for in Section 18.3, a Participant may not make such withdrawal election later than 30 days prior to the applicable Purchase Date. Except as provided for in the foregoing sentence, any such withdrawal election shall take effect as soon as administratively practicable after the date of such election. All of the Participant’s payroll deductions and other permitted contributions credited to his or her Account shall be paid to such Participant as soon as administratively practicable after the date of a withdrawal election and such Participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions or other contributions for the purchase of shares shall be made during the Offering Period. If a Participant withdraws from an Offering Period, payroll deductions or other permitted contributions shall not resume at the beginning of the succeeding Offering Period unless the Participant makes a new enrollment election pursuant to Section 5 of the Plan.

10.2 Upon termination of a Participant’s employment for any reason, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer eligible to participate in the Plan pursuant to Section 3.1, which in either case occurs at least 30 days prior to a Purchase Date, the Participant will be deemed to have elected to withdraw from the Plan and the payroll deductions and other permitted contributions credited to such Participant’s Account shall be returned to the Participant or, in the case of death, to the persons entitled thereto under Section 14, and such Participant’s option shall be automatically terminated. If such termination of employment or change in employment status occurs less than 30 days prior to the Purchase Date, the Participant’s accumulated payroll deductions and other permitted contributions shall remain in the Participant’s Account and shall be applied to purchase shares of Common Stock on the next Purchase Date.

11. Interest. No interest shall accrue on the payroll deductions or other permitted contributions of a Participant in the Plan or on any other amount credited to a Participant’s Account.

12. Stock.

12.1 The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 6,200,000 shares (consisting of 2,000,000 shares as approved in 2013 and 4,200,000 additional shares as approved in 2020), subject to adjustment upon changes in capitalization of the Company as provided in Section 18. If on a given Purchase Date the number of shares of Common Stock eligible to be purchased exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

12.2 The Participant shall have no interest or voting right in shares covered by his or her option until such shares of Common Stock have been purchased and are issued to the Participant.

12.3 Subject to Section 9, Common Stock to be delivered to a Participant under the Plan shall be registered in the name of the Participant.

13. Administrative Body. The Plan shall be administered by the Committee. Subject to the terms of the Plan, the Committee shall have the power to construe the provisions of the Plan, to determine all questions arising hereunder, and to adopt and amend such rules and regulations for administering the Plan as the Committee deems desirable. The Committee may delegate to any committee, person (whether or not an employee of the Company or a Participating Subsidiary) or entity any of its responsibilities or duties hereunder.

14. Payment Upon Participant’s Death. A Participant may designate a beneficiary who is to receive any shares of Common Stock, payroll deductions or other permitted contributions, if any, in the Participant’s Account in the event of such Participant’s death. Beneficiary designations shall be made in accordance with procedures prescribed by the Committee. If no properly designated beneficiary survives the Participant, the shares of Common Stock, payroll deductions and other permitted contributions, if any, shall be distributed to the Participant’s estate.

15. Transferability. Neither payroll deductions or other permitted contributions credited to a Participant’s Account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void ab initio and without effect.

16. Use of Funds. All payroll deductions and other permitted contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be obligated to segregate such payroll deductions or contributions.

17. Account Information. Individual Accounts shall be maintained for each Participant in the Plan. The Company shall make available to each Participant information relating to the activity of such Participant’s

Account, including the amounts of payroll deductions or other permitted contributions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any, with respect to such Account.

18. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

18.1 Changes in Capitalization. Subject to any required action by the stockholders of the Company, in connection with the occurrence of an Equity Restructuring, the Reserves, the number and type of securities subject to each outstanding option and the Purchase Price thereof shall be equitably adjusted. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. “Equity Restructuring” means a non-reciprocal transaction (i.e. a transaction in which the Company does not receive consideration or other resources in respect of the transaction approximately equal to and in exchange for the consideration or resources the Company is relinquishing in such transaction) between the Company and its stockholders, such as a stock split, spin-off, rights offering, nonrecurring stock dividend or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding options.

18.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

18.3 Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board or Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Purchase Date (the “New Purchase Date”) or to cancel each outstanding option and refund all sums collected from Participants during the Offering Period then in progress. If the Board or Committee shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Company shall notify each Participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for such Participant’s option has been changed to the New Purchase Date and that such Participant’s option will be exercised automatically on the New Purchase Date, unless prior to such date such Participant has withdrawn from the Offering Period as provided in Section 10 hereof. For purposes of this Section, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board or Committee may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets or merger.

19. Amendment or Termination.

19.1 The Board or Committee may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no amendment or termination may make any change in any option theretofore granted which adversely affects the rights of any Participant.

19.2 Without shareholder consent and without regard to whether any Participant’s rights may be considered to have been “adversely affected,” the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

19.3 The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 423 of the Code, or any successor rule or statute, or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted. Such shareholder approval, if required, shall be obtained in such manner and to such a degree as is required by applicable law, rule or regulation.

20. Notice of Disposition. Each Participant shall notify the Company in writing if the Participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Grant Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

21. No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any Employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such Employee’s employment.

22. Equal Rights And Privileges. All Employees who participate in an Offering Period shall have the same rights and privileges with respect to the offering under such Offering Period except for differences which may be mandated by local law and which are consistent with Section 423(b)(5) of the Plan; provided, however, that Employees participating in a subplan adopted pursuant to Section 27 which is not designed to qualify under Section 423 of the Code need not have the same rights and privileges as Employees participating in the Plan generally. The Board or the Committee may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

23. Notices. All notices or other communications by a Participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

24. Conditions Upon Issuance of Shares of Common Stock. Common Stock shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the purchase of Common Stock, the Company may require the person purchasing such Common Stock to represent and warrant at the time of any such purchase that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

25. Term of Plan.

25.1 The amendment and restatement of the Plan shall become effective as of April 16, 2020, subject to approval by the stockholders of the Company. It shall continue in effect until terminated pursuant to Section 19.

25.2 Notwithstanding the above, the amendment and restatement of the Plan is expressly made subject to the approval of the stockholders of the Company within 12 months after the date the amendment and restatement of the Plan is adopted by the Board. Such stockholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. If the amendment and restatement of the Plan is not so approved by the stockholders within 12 months after the date the Plan is adopted, this amendment and restatement of the Plan shall not come into effect.

26. Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

27. Non-U.S. Participants. To the extent permitted under Section 423 of the Code, without the amendment of the Plan, the Company may provide for the participation in the Plan by Employees who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgment of the Company be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Company may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or the Participating Subsidiaries operate or have employees. Each subplan shall constitute a separate “offering” under this Plan in accordance with Treas. Reg. §1.423-2(a), and may contain terms that do not satisfy the requirements of Section 423 of the Code.

OWENS CORNING WORLD HEADQUARTERS

ONE OWENS CORNING PARKWAY

TOLEDO, OHIO, U.S.A. 43659

THE PINK PANTHER™ & © 1964–2020 Metro-Goldwyn-Mayer Studios Inc. All Rights Reserved. © 2020 Owens Corning. All Rights Reserved.

SCAN TO VIEW MATERIALS & VOTE

OWENS CORNING ONE OWENS CORNING PARKWAY TOLEDO, OH 43659

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. ET on April 15, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. ET on April 15, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E96062-P31750 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

OWENS CORNING
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:			For	Against	Abstain
	1a.	Brian D. Chambers		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
	1b.	Eduardo E. Cordeiro		☐	☐	☐			For	Against	Abstain
	1c.	Adrienne D. Elsner		☐	☐	☐	2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020.	☐	☐	☐
	1d.	J. Brian Ferguson		☐	☐	☐
	1e.	Ralph F. Hake		☐	☐	☐	3.	To approve, on an advisory basis, named executive officer compensation.	☐	☐	☐
	1f.	Edward F. Lonergan		☐	☐	☐
	1g.	Maryann T. Mannen		☐	☐	☐	4.	To approve the Amended and Restated Owens Corning Employee Stock Purchase Plan.	☐	☐	☐
	1h.	W. Howard Morris		☐	☐	☐	NOTE: The proxies are authorized to vote, at their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
	1i.	Suzanne P. Nimocks		☐	☐	☐
	1j.	John D. Williams		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E96063-P31750

OWENS CORNING
Annual Meeting of Stockholders
April 16, 2020, 10:00 AM ET
This proxy is solicited by the Board of Directors

As to the undersigned’s stockholdings: The undersigned hereby appoints Ava Harter and Omar Chaudhary as proxies, each with full power of substitution, to represent and vote as designated on the reverse side all the shares of Common Stock of Owens Corning held of record by the undersigned on February 18, 2020, at the Annual Meeting of Stockholders of Owens Corning to be held at Jones Day, 250 Vesey Street, New York, New York 10281 on April 16, 2020, at 10:00 AM ET, or any adjournment or postponement thereof.

This proxy when properly executed and timely received prior to the meeting will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the ten nominees in proposal 1, and FOR proposals 2, 3 and 4. Whether or not direction is made, each of the proxies is authorized to vote in his or her discretion on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side